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                                                                    EXHIBIT 10.1

                                CREDIT AGREEMENT

                           DATED AS OF APRIL 30, 1999

                                      Among

                           CHEROKEE INTERNATIONAL, LLC

                                   as Borrower

                                       and

                             HELLER FINANCIAL, INC.

                            as Agent and as a Lender

                                       and

                            the Lenders from time to

                                time party hereto


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




                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
SECTION 1  AMOUNTS AND TERMS OF LOANS.............................................................................1
         1.1      Loans...........................................................................................1
         1.2      Interest and Related Fees.......................................................................7
         1.3      Other Fees and Expenses........................................................................11
         1.4      Payments.......................................................................................12
         1.5      Prepayments....................................................................................13
         1.6      Maturity.......................................................................................14
         1.7      Loan Accounts..................................................................................14
         1.8      Capital Adequacy and Other Adjustments.........................................................15
         1.10     Optional Prepayment/Replacement of Lenders.....................................................17

SECTION 2  AFFIRMATIVE COVENANTS.................................................................................18
         2.1      Compliance With Laws and Contractual Obligations...............................................19
         2.2      Maintenance of Properties; Insurance...........................................................19
         2.3      Inspection; Lender Meeting.....................................................................20
         2.4      Corporate Existence............................................................................21
         2.5      Further Assurances.............................................................................21
         2.6      Environmental Matters..........................................................................21
         2.7      Licenses and Permits...........................................................................22

SECTION 3  NEGATIVE COVENANTS....................................................................................22
         3.1      Indebtedness...................................................................................23
         3.2      Liens and Related Matters......................................................................24
         3.3      Investments; Joint Ventures....................................................................27
         3.4      Contingent Obligations.........................................................................29
         3.5      Restricted Junior Payments.....................................................................30
         3.6      Restriction on Fundamental Changes.............................................................31
         3.7      Disposal of Assets or Subsidiary Stock.........................................................32
         3.8      Transactions with Affiliates...................................................................32
         3.9      Conduct of Business............................................................................32
         3.10     Changes Relating to Indebtedness...............................................................32
         3.11     Fiscal Year....................................................................................33
         3.12     Press Release; Public Offering Materials.......................................................33
         3.13     Subsidiaries...................................................................................33
         3.14     Bank Accounts..................................................................................33

SECTION 4  FINANCIAL COVENANTS/REPORTING.........................................................................33
         4.1      Capital Expenditure Limits.....................................................................34
         4.2      [Intentionally Omitted]........................................................................34

         4.3      Fixed Charge Coverage..........................................................................34
         4.6      Financial Statements and Other Reports.........................................................35
         4.7      Accounting Terms; Utilization of GAAP for Purposes of
                     Calculations Under Agreement................................................................38

SECTION 5  REPRESENTATIONS AND WARRANTIES........................................................................39
         5.1      Disclosure.....................................................................................39
         5.2      No Material Adverse Effect.....................................................................39
         5.3      No Default.....................................................................................39
         5.4      Organization, Powers, Capitalization and Good Standing.........................................40
         5.5      Financial Statements and Projections...........................................................40
         5.6      Intellectual Property..........................................................................41
         5.7      Investigations, Audits, Etc....................................................................41
         5.8      Employee Matters...............................................................................41
         5.9      Solvency.......................................................................................42
         5.10     Year 2000......................................................................................42
         5.11     Use of Proceeds; Margin Regulations............................................................42

SECTION 6  DEFAULT, RIGHTS AND REMEDIES..........................................................................43
         6.1      Event of Default...............................................................................43
         6.2      Suspension of Commitments......................................................................46
         6.3      Acceleration...................................................................................46
         6.4      Performance by Agent...........................................................................46

SECTION 7  CONDITIONS TO LOANS...................................................................................47
         7.1      Conditions to Initial Loans....................................................................47
         7.2      Conditions to All Loans........................................................................48

SECTION 8  ASSIGNMENT AND PARTICIPATION..........................................................................48
         8.1      Assignments and Participations in Loans and Notes..............................................49
         8.2      Agent..........................................................................................50
         8.3      Amendments, Consents and Waivers for Certain Actions...........................................55
         8.4      Set Off and Sharing of Payments................................................................56
         8.5      Disbursement of Funds..........................................................................56
         8.6      Disbursements of Advances; Payment.............................................................57

SECTION 9  MISCELLANEOUS.........................................................................................59
         9.1      Indemnities....................................................................................59
         9.2      Amendments and Waivers.........................................................................60
         9.3      Notices........................................................................................61
         9.4      Failure or Indulgence Not Waiver; Remedies Cumulative..........................................62
         9.5      Marshalling; Payments Set Aside................................................................62
         9.6      Severability...................................................................................62
         9.7      Lenders' Obligations Several; Independent Nature of Lenders' Rights............................62
         9.8      Headings.......................................................................................62

         9.9      Applicable Law.................................................................................62
         9.10     Successors and Assigns.........................................................................63
         9.11     No Fiduciary Relationship......................................................................63
         9.12     Construction...................................................................................63
         9.13     Confidentiality................................................................................63
         9.14     CONSENT TO JURISDICTION........................................................................63
         9.15     WAIVER OF JURY TRIAL...........................................................................63
         9.16     Survival of Warranties and Certain Agreements..................................................64
         9.17     Entire Agreement...............................................................................64
         9.18     Counterparts; Effectiveness....................................................................64

SECTION 10  DEFINITIONS..........................................................................................64
         10.1     Certain Defined Terms..........................................................................64
         10.2     Other Definitional Provisions..................................................................71

                             INDEX OF DEFINED TERMS

Defined Term                                                  Defined in Section
------------                                                  ------------------

Acquisition Loans                                             ss.1.1(C)
Additional Amounts                                            ss.1.9(A)
Adjustment Date                                               ss.1.2(A)
Affected Lender                                               ss.1.10
Affiliate                                                     ss.10.1
Agent                                                         ss.10.1
Agreement                                                     ss.10.1
Asset Disposition                                             ss.10.1
Bankruptcy Code                                               ss.10.1
Base Rate                                                     ss.1.2(A)
Base Rate Loans                                               ss.1.2(A)
Base Rate Margin                                              ss.1.2(A)
Borrower                                                      Preamble &ss.10.1
Borrowing Base                                                ss.1.1(B)(1)
Borrowing Base Availability                                   ss.1.1(B)(2)
Borrowing Base Certificate                                    ss.1.1(B)(1)
Business Day                                                  ss.10.1
Capex Limit                                                   ss.4.1
Capitalization/Acquisition Documents                          ss.10.1
Cash Equivalents                                              ss.3.3
Certificate of Exemption                                      ss.1.9(C)
Cherokee Investor Partners                                    ss.10.1
Closing Date                                                  ss.10.1
Collateral                                                    ss.10.1
Contingent Obligation                                         ss.3.4
Contractual Obligation                                        ss.2.1
Default                                                       ss.10.1
Determination Date                                            ss.1.2(A)
Domestic Subsidiary                                           ss.10.1
Event of Default                                              ss.6.1
Expiry Date                                                   ss.10.1
Federal Funds Effective Rate                                  ss.10.1
Foreign Lender                                                ss.1.9(C)
Foreign Subsidiary                                            ss.10.1
Funding Date                                                  ss.7.2
GAAP                                                          ss.10.1
Heller                                                        Preamble
Indebtedness                                                  ss.10.1
Indemnitee                                                    ss.9.1
Intellectual Property                                         ss.5.6

Interest Period                                                     ss.1.2(A)
Investment                                                          ss.3.3
IRC                                                                 ss.10.1
Lender(s)                                                           ss.10.1
Assignment and Acceptance Agreement                                 ss.10.1
Lender Letter of Credit                                             ss.1.1(D)
LIBOR                                                               ss.1.2(A)
LIBOR Breakage Fee                                                  ss.1.3(B)
LIBOR Loans                                                         ss.1.2(A)
LIBOR Margin                                                        ss.1.2(A)
Lien                                                                ss.10.1
Loan(s)                                                             ss.10.1
Loan Documents                                                      ss.10.1
Loan Party                                                          ss.10.1
Material Adverse Effect                                             ss.10.1
Maximum Revolving Loan Balance                                      ss.1.1(B)(1)
Members                                                             ss.10.1
Net Proceeds                                                        ss.10.1
Note(s)                                                             ss.10.1
Obligations                                                         ss.10.1
Operating Cash Flow                                                 ss.4.6(d)
Overadvance Revolving Loans                                         ss.1.1(B)(2)
Permitted Acquisition                                               ss.3.3(D)
Permitted Encumbrances                                              ss.3.2(A)
Person                                                              ss.10.1
Post-Closing Documents                                              ss.10.1
Pro Forma                                                           ss.10.1
Pro Rata Share                                                      ss.10.1
Projections                                                         ss.10.1
Related Transactions                                                ss.10.1
Related Transactions Documents                                      ss.10.1
Replacement Lender                                                  ss.1.10
Requisite Lenders                                                   ss.10.1
Restricted Junior Payment                                           ss.3.5
Revolving Loan Commitment                                           ss.1.1(B)
Revolving Loans                                                     ss.1.1(B)(1)
Risk Participation Agreement                                        ss.1.1(D)
Risk Participation Liability                                        ss.10.1
Scheduled Installments                                              ss.1.1(A)
Security Documents                                                  ss.10.1
Settlement Date                                                     ss.8.6
Subordinated Notes                                                  ss.10.1
Subsidiary                                                          ss.10.1
Target                                                              ss.1.1(C)
Target Purchase Price                                               ss.1.1(C)(3)

Taxes                                                                  ss.1.9(A)
Term Loan                                                              ss.1.1(A)
Total Indebtedness                                                     ss.1.2(A)
Total Indebtedness to Pro Forma EBITDA Ratio                           ss.1.2(A)
Unutilized Commitment                                                  ss.1.2(B)

                                CREDIT AGREEMENT

              This CREDIT AGREEMENT is dated as of April 30, 1999 and entered into by and among CHEROKEE INTERNATIONAL, LLC, a California limited liability company ("Borrower"), with its principal place of business at 2841 Dow Avenue, Tustin, California 92780, and HELLER FINANCIAL, INC., a Delaware corporation (in its individual capacity "Heller"), with offices at 500 West Monroe Street, Chicago, Illinois 60661, as a Lender (as hereinafter defined in Section 10), and as agent for all Lenders, and such financial institutions who are or hereafter become parties to this Agreement as Lenders.

                                R E C I T A L S:

              WHEREAS, Borrower desires that Lenders extend a certain term credit facility and revolving credit facility to Borrower to partially fund a distribution of $150,000,000 to its Members, to provide ongoing working capital financing for Borrower, to provide funds for other general business purposes of Borrower, including acquisitions, and to pay certain costs and expenses associated herewith and with the offering of the Subordinated Notes (as hereinafter defined in Section 10); and

              WHEREAS, Borrower desires to secure all of its Obligations (as hereinafter defined in Section 10) under the Loan Documents (as hereinafter defined in Section 10) by pledging to Agent, for the benefit of Agent and Lenders, a portion of the capital stock of its Subsidiaries and by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon certain of its personal and real property.

              NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Lenders and Agent agree as follows:

                                    SECTION 1

                           AMOUNTS AND TERMS OF LOANS

              1.1 LOANS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower contained herein:

              (A) TERM LOAN. Each Lender agrees, severally and not jointly, to lend to Borrower in one draw, on the Closing Date, its Pro Rata Share of the aggregate amount of $50,000,000 (the "Term Loan"). Borrower shall repay the Term Loan through periodic payments on the dates and in the amounts indicated below ("Scheduled Installments"). Amounts borrowed under this subsection 1.1(A) and repaid may not be reborrowed.

DATE                              SCHEDULED INSTALLMENT

September 30, 1999                $  625,000
December 31, 1999                 $  625,000
March 31, 2000                    $  625,000
June 30, 2000                     $  625,000
September 30, 2000                $1,500,000
December 31, 2000                 $1,500,000
March 31, 2001                    $1,500,000
June 30, 2001                     $1,500,000
September 30, 2001                $2,000,000
December 31, 2001                 $2,000,000
March 31, 2002                    $2,000,000
June 30, 2002                     $2,000,000
September 30, 2002                $2,250,000
December 31, 2002                 $2,250,000
March 31, 2003                    $2,250,000
June 30, 2003                     $2,250,000
September 30, 2003                $2,750,000
December 31, 2003                 $2,750,000
March 31, 2004                    $2,750,000
June 30, 2004                     $2,750,000
September 30, 2004                $3,375,000
December 31, 2004                 $3,375,000
March 31, 2005                    $3,375,000
April 30, 2005                    The remaining unpaid principal balance of the
                                  Term Loan

              (B) REVOLVING LOANS. (1) Each Lender agrees, severally and not jointly, to lend to Borrower from the Closing Date to the Expiry Date its Pro Rata Share of the loans requested by Borrower to be made by Lenders under this subsection 1.1(B), up to an aggregate maximum for all Lenders of $25,000,000 (as the same may be reduced from time to time hereunder, the "Revolving Loan Commitment"). Advances or amounts outstanding under the Revolving Loan Commitment will be called "Revolving Loans". Revolving Loans may be repaid and reborrowed. The Revolving Loans shall be repaid in full on the Expiry Date. The "Maximum Revolving Loan Balance" will be the lesser of (a) the "Borrowing Base" (as calculated on Exhibit 4.6(F), the "Borrowing Base Certificate") less outstanding Risk Participation Liability or (b) the Revolving Loan Commitment less outstanding Risk Participation Liability. If at any time the outstanding Revolving Loans exceed the Maximum Revolving Loan Balance (as it may be deemed increased from time to time pursuant to subsection 1.1(B)(2)), Lenders shall not be obligated to make

Revolving Loans and issue Lender Letters of Credit and Risk Participation Agreements, and Revolving Loans must be repaid immediately in an amount sufficient to eliminate any excess. Revolving Loans may be requested in any amount with one (1) Business Day prior notice required for amounts equal to or greater than $5,000,000. For amounts less than $5,000,000, written or telephonic notice must be provided by noon Chicago time on the day on which the Loan is to be made. All LIBOR Loans require three (3) Business Days notice. All Loans requested telephonically must be confirmed in writing within twenty-four (24) hours. Neither Agent nor any Lender shall incur any liability to Borrower for acting upon any telephonic notice that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower.

              (2) If Borrower requests that Lenders make, or permit to remain outstanding, Revolving Loans in an aggregate amount in excess of the Borrowing Base less outstanding Risk Participation Liability (hereinafter, "Borrowing Base Availability"), Lenders having sixty-six and two-thirds percent (66-2/3%) or more of the Revolving Loan Commitment may in their discretion elect to cause all Lenders having a Revolving Loan Commitment to make, or permit to remain outstanding, such excess Revolving Loans (such Revolving Loans in excess of Borrowing Base Availability being referred to as "Overadvance Revolving Loans"), PROVIDED, HOWEVER, that such Lenders may not cause all Lenders having a Revolving Loan Commitment to make, or permit to remain outstanding, (a) Revolving Loans in excess of the Revolving Loan Commitment less outstanding Risk Participation Liability or (b) Overadvance Revolving Loans in excess of 10% of the Revolving Loan Commitment. If Overadvance Revolving Loans are made, or permitted to remain outstanding, pursuant to the preceding sentence, then (a) the Maximum Revolving Loan Balance shall be deemed increased by the amount of such permitted Overadvance Revolving Loans, but only for so long as Lenders having sixty-six and two-thirds percent (66-2/3%) or more of the Revolving Loan Commitment allow such Overadvance Revolving Loans to be outstanding and (b) all Lenders that have committed to make Revolving Loans shall be bound to make, or permit to remain outstanding, such Overadvance Revolving Loans based upon their Pro Rata Shares in accordance with the terms of this Agreement. If Overadvance Revolving Loans remain outstanding for more than ninety (90) days during any 180-day period, Revolving Loans must be repaid immediately in an amount sufficient to eliminate all of such Overadvance Revolving Loans.

              C. ACQUISITION LOANS. Subject to the satisfaction of the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, each Lender agrees, severally and not jointly, to lend to Borrower from the Closing Date to the Expiry Date its Pro Rata Share of the loans requested by Borrower (upon not less than ten (10) days prior written notice to Agent) to be made by Lenders under this subsection 1.1(C) (the "Acquisition Loans"). An Acquisition Loan shall be made only upon the acquisition by Borrower of all of the issued and outstanding capital stock of another Person, or of all or substantially all of the assets of another Person or of a division of another Person (a "Target") and shall be limited in amount to the purchase price of such acquisition, plus reasonable costs associated therewith and the proceeds of the Acquisition Loan may be used only to fund such purchase price and reasonable costs associated therewith. Any amount borrowed under this subsection 1.1(C) shall be a Revolving Loan, shall constitute a utilization of the Revolving Loan Commitment, shall reduce (subject to reinstatement upon repayment) the same accordingly, and shall in addition to the requirement of this Section 1.1(C) also be subject to all the conditions otherwise applicable hereunder to the borrowing of a Revolving Loan. The obligations of Lenders to make any Acquisition Loan are further subject to the following conditions precedent:

                     (1) At least ten (10) Business Days prior to the acquisition of the subject Target, Agent shall have received a certificate demonstrating compliance with subsections 1.1(C)(3), (4), (5) and (6);

                     (2) Agent shall have received such financial and other relevant information concerning the subject Target as Agent may reasonably request;

                     (3) Requisite Lenders shall have approved the acquisition of the subject Target, provided, however, that such approval shall not be required if the purchase price for the subject Target ("Target Purchase Price") is not greater than $15,000,000;

                     (4) The subject Target's EBITDA (as defined in Exhibit 4.6(D)) during the twelve (12) months immediately preceding the acquisition of the subject Target, plus those expenses deducted in calculating such earnings that would be eliminated upon such acquisition (as agreed to by Requisite Lenders), shall have been positive, and the Requisite Lenders shall have consented to an amendment to Schedule 2 of Exhibit 4.6(D) to reflect the trailing twelve (12) months proforma EBITDA for the subject Target;

                     (5) Based upon the financial performance of both Borrower and the subject Target during the twelve (12) months immediately preceding the acquisition of the subject Target, the combined financial performance of Borrower and the subject Target (taking into account any expenses of the Target that would have been eliminated if such acquisition had been consummated on the first day of such twelve (12) month period (as agreed to by Requisite Lenders)) would comply with the financial covenants set forth in Article 4 hereof after giving effect to the Acquisition Loan;

                     (6) The Maximum Revolving Loan Balance immediately after giving effect to the Acquisition Loan must exceed the Revolving Loans then outstanding by not less than $10,000,000 (taking into account any assets of the Target eligible for inclusion in the Borrowing Base immediately after such transaction is consummated) (as agreed to by the Requisite Lenders).

                     (7) The subject Target shall be in the same or similar type of business as Borrower;

                     (8) No event shall have occurred and be continuing or would result from the acquisition of the subject Target or the Acquisition Loan which would reasonably be expected to cause a Material Adverse Effect;

                     (9) No event shall have occurred and be continuing or would result from the acquisition of the subject Target or the Acquisition Loan that would constitute an Event of Default or a Default; and

                     (10) Such Target shall be organized under the laws of a state of the United States of America, provided that this condition need not be met if: (i) the Target Purchase Price is less than $3,000,000 and (ii) the sum of all Target Purchase Prices paid for Targets not in compliance with this
Section 1.1(C)(10) since the Closing Date plus the proposed Target Purchase Price not in such compliance, is less than $9,000,000.

              (D) LETTERS OF CREDIT AND RISK PARTICIPATION AGREEMENTS. The Revolving Loan Commitment may, in addition to advances as Revolving Loans, be utilized, upon the request of Borrower, for (i) the issuance of standby and commercial letters of credit for the account of Borrower by Agent (each such letter of credit, a "Lender Letter of Credit") or (ii) the issuance by Agent of risk participation agreements (each such agreement, a "Risk Participation Agreement") to confirm payment to banks which issue letters of credit for the account of Borrower.

                     (1) MAXIMUM AMOUNT. The aggregate amount of Risk Participation Liability with respect to all Lender Letters of Credit and Risk Participation Agreements outstanding for the account of Borrower at any time shall not exceed $3,000,000.

                     (2) REIMBURSEMENT. Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse Agent for all out-of-pocket amounts paid by Agent with respect to a Lender Letter of Credit or a Risk Participation Agreement issued for the account of Borrower, including fees, costs and expenses paid by Agent to any bank that issues letters of credit. Borrower hereby authorizes and directs Agent, at Agent's option, to make a Revolving Loan in the amount of any payment made by Agent with respect to any Lender Letter of Credit or any Risk Participation Agreement. All amounts paid by Agent with respect to any Lender Letter of Credit or Risk Participation Agreement that are not immediately repaid by Borrower with the proceeds of a Revolving Loan or otherwise shall bear interest at the interest rate applicable to Revolving Loans calculated using the Base Rate. Each Lender agrees to fund its Pro Rata Share of any Revolving Loan made pursuant to this subsection 1.1(D)(2). If no such Revolving Loan is made, each Lender agrees to purchase, and shall be deemed to have purchased, a participation in such Lender Letter of Credit or Risk Participation Agreement, as the case may be, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Lender Letter of Credit or Risk Participation Agreement, as the case may be, and each Lender agrees to pay to Agent such Lender's Pro Rata Share of any payments made by Agent under such Lender Letter of Credit and Risk Participation

Agreement. The obligation of each Lender to deliver to Agent an amount equal to its respective Pro Rata Share pursuant to the preceding two (2) sentences shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in subsection 7.2. If any Lender fails to make available to Agent the amount of such Lender's Pro Rata Share of any payments made by Agent in respect of such Lender Letter of Credit or Risk Participation Agreement as provided in this subsection 1.1(D)(2), Agent shall be entitled to recover such amount on demand from such Lender together with interest at the Base Rate.

                     (3) CONDITIONS OF ISSUANCE OF LETTERS OF CREDIT OR RISK PARTICIPATION AGREEMENTS. In addition to all other terms and conditions set forth in this Agreement, the issuance by Agent of any Lender Letter of Credit or Risk Participation Agreement shall be subject to the conditions precedent that the Lender Letter of Credit, the Risk Participation Agreement or the letter of credit for which Borrower requests a Risk Participation Agreement shall support a transaction entered into in the ordinary course of Borrower's business and shall be in such form, be for such amount, and contain such terms and conditions as are reasonably satisfactory to Agent. The expiration date of each Lender Letter of Credit and each letter of credit to be issued under a Risk Participation Agreement shall be on a date which is the earlier of (a) one year from its date of issuance, or (b) the thirtieth (30th) day before the date set forth in clause (c) of the definition of the term Expiry Date. Each Risk Participation Agreement shall provide that the agreement terminates and all demands or claims for payment must be presented by a date certain, which date will be at least thirty (30) days before the date set forth in clause (c) of the definition of the term Expiry Date.

                     (4) REQUEST FOR LENDER LETTERS OF CREDIT OR RISK PARTICIPATION AGREEMENTS. Borrower shall give Agent at least three (3) Business Days prior notice specifying the date a Lender Letter of Credit is requested to be issued, identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby. Upon Borrower's request, Agent shall use reasonable efforts to arrange Risk Participation Agreements. After the issuance of a Risk Participation Agreement in favor of a bank that will issue letters of credit on behalf of Borrower, Borrower shall give Agent at least two
(2) Business Days prior written notice specifying the date a letter of credit is to be issued under a Risk Participation Agreement, identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby. Any notice described in this paragraph shall be accompanied by the form of the Lender Letter of Credit or the letter of credit to which such Risk Participation Agreement relates.

              (E) NOTES. Borrower shall execute and deliver to each Lender (i) a Note to evidence the Revolving Loans, such Note to be in the principal amount of such Lender's Pro Rata Share of the Revolving Loan Commitment and (ii) a Note to evidence the Term Loan, such Notes to be in the principal amount of such Lender's Pro Rata Share of the Term Loan. In the event of an assignment under subsection 8.1, Borrower shall, upon surrender of the assigning Lender's Notes, issue new Notes to reflect the interests of the assigning Lender and the Person to which interests are to be assigned.

              (F) FUNDING AUTHORIZATION. The proceeds of all Loans made pursuant to this Agreement subsequent to the Closing Date are to be funded by wire transfer to the following account of Borrower:

           Bank:                  Wells Fargo Bank
           ABA No.:               121-000-248
           Bank Address:          2030 Main Street, Suite 900, Irvine, CA 92614
           Account No.:           4159-418938
           Reference:             Cherokee International

Borrower shall provide Agent with written notice of any change in the foregoing instructions at least three (3) Business Days before the desired effective date of such change.

              1.2 INTEREST AND RELATED FEES.

              (A) INTEREST. From the date the Loans are made and the date the other Obligations become due, depending upon Borrower's election from time to time, as permitted herein, to have portions of the Loans accrue interest determined by reference to the Base Rate ("Base Rate Loans") or the LIBOR ("LIBOR Loans"), the Loans and the other Obligations shall bear interest at the applicable rates set forth below:

              (1) The Revolving Loan and all other Obligations (other than the principal portion of the Term Loan) shall bear interest as follows:

                  (a) If a Base Rate Loan, then at the sum of the Base Rate
              PLUS the Base Rate Margin applicable to Revolving Loans.

                  (b) If a LIBOR Loan, then at the sum of the LIBOR PLUS the
              LIBOR Margin applicable to Revolving Loans.

              (2) The Term Loan shall bear interest as follows:

                  (a) If a Base Rate Loan, then at the sum of the Base Rate
              PLUS the Base Rate Margin applicable to the Term Loan.

                  (b) If a LIBOR Loan then at the sum of the LIBOR PLUS the
              LIBOR Margin applicable to the Term Loan.

              "BASE RATE" means a variable rate of interest per annum equal to the rate of interest from time to time published by the Board of Governors of the Federal Reserve System in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate. Base Rate also includes rates published in any successor publications of the Federal Reserve System reporting the Bank prime loan rate or its equivalent. The statistical release generally sets forth a Bank prime loan rate for each Business Day. The applicable Bank prime loan rate for any date not set forth shall be the rate set forth for the last preceding date. In the event the Board of Governors of the Federal Reserve System ceases to publish a Bank prime loan rate or equivalent, the term "Base Rate" shall mean a variable rate of interest per annum equal to the highest of the "prime rate," "reference rate," "base rate" or other similar rate as determined by Agent announced from time to time by any of Bankers Trust Company, The Chase Manhattan Bank or Citibank, N.A. (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by such bank).

              "BASE RATE MARGIN" shall mean (i) as of the Closing Date, 1.50% per annum, and (ii) thereafter, on August 1, 1999 and as of the first day of each October, January, April and July thereafter of each year (each, an "Adjustment Date"), the Base Rate Margin shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below opposite the Total Indebtedness to Pro Forma EBITDA Ratio calculated as of the last day of the most recently completed calendar month prior to the applicable Adjustment Date (the "Determination Date").

              "LIBOR" means, for each Interest Period, a rate equal to: (a) the rate of interest determined by Agent at which deposits in U.S. dollars for the relevant Interest Period are offered based on information presented on the Reuters Screen LIBO Page as of 11:00 a.m. (London time) on the day which is two
(2) Business Days prior to the first day of such Interest Period, PROVIDED that if at least two such offered rates appear on the Reuters Screen LIBO Page in respect of such Interest Period, the arithmetic mean of all such rates will be the rate used, PROVIDED, FURTHER, that if fewer than two offered rates appear or if Reuters ceases to provide LIBOR quotations, such rate shall be the rate of interest at which deposits in U.S. dollars are offered for the relevant Interest Period by any of Bankers Trust Company, The Chase Manhattan Bank or Citibank, N.A. to prime banks in the London interbank market, DIVIDED BY (b) a number equal to 1.0 MINUS the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System.

              "LIBOR MARGIN" shall mean (i) as of the Closing Date, 2.75% per annum, and (ii) thereafter on each Adjustment Date, the LIBOR Margin shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below opposite the Total Indebtedness to Pro Forma EBITDA ratio calculated as of the most recent Determination Date.

                  "TOTAL INDEBTEDNESS TO PRO FORMA EBITDA RATIO" means, as of any Determination Date, the ratio of (i) the sum of (a) the average daily principal balance of the Revolving Loans for the three consecutive calendar months ending on the Determination Date, PLUS (b) the outstanding principal balance of the Term Loan as of the Determination Date PLUS

(c) all other Indebtedness of the Borrower and its Subsidiaries on a consolidated basis as of the Determination Date ("TOTAL INDEBTEDNESS"), to (ii) Pro Forma EBITDA (calculated as illustrated on Exhibit 4.6(D)) for the immediately preceding twelve calendar month period of the Borrower ending on the Determination Date.

                                  PRICING TABLE


                                              Base Rate Margin                   LIBOR Margin
         Total Indebtedness                  -------------------             -------------------
         to Pro Forma EBITDA                 Revolving Loans and             Revolving Loans and
                Ratio                             Term Loan                       Term Loan
         -------------------                 -------------------             -------------------
Greater than or equal to                            1.75%                           3.00%
5.50:1
Greater than or equal to                            1.50%                           2.75%
4.75:1 but less than 5.50:1

Greater than or equal to                            1.25%                           2.50%
4.00:1 but less than 4.75:1
Greater than or equal to                            1.00%                           2.25%
3:25:1 but less than 4.00:1

Less than 3.25:1                                    0.75%                           2.00%


              If Borrower shall fail to deliver a Compliance Certificate by the date required pursuant to subsection 4.6(D) or a Pricing Certificate by the date required pursuant to Section 4.6(B), effective as of the tenth Business Day following the date on which such Compliance Certificate or Pricing Certificate was due, each applicable Base Rate Margin and each applicable LIBOR Margin shall be conclusively presumed to equal the highest applicable Base Rate Margin and the highest applicable LIBOR Margin specified in the pricing table set forth above until the date of delivery of the Compliance Certificate.

              Each LIBOR Loan may be obtained for a one, two, three or six month period (each being an "Interest Period"). With respect to all LIBOR Loans: (a) the Interest Period will commence on the date that the LIBOR Loan is made or the date on which a Base Rate Loan is converted into a LIBOR Loan, as applicable, or in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires, (b) if the Interest Period expires on a day that is not a Business Day, then it will expire on the next Business Day, (c) no Interest Period for Revolving Loans shall extend beyond the date set forth in clause (c) of the definition of the term "Expiry Date" and (d) no Interest Period for any portion of the Term Loan shall extend beyond the date of the final Scheduled Installment thereof.

              (B) COMMITMENT FEE. From the Closing Date, Borrower shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans (based upon their respective Pro

Rata Shares), a fee in an amount equal to (1) (a) the Revolving Loan Commitment LESS (b) the sum of (i) the average daily balance of the Revolving Loans PLUS
(ii) the average daily aggregate amount of outstanding Risk Participation Liability, in each case during the preceding quarter (except in the case of the first such payment which shall be computed for the period from the Closing Date to the first Adjustment Date) (such remainder being herein referred to as the "Unutilized Commitment"), MULTIPLIED BY 0.50% per annum. Such fee is to be paid in arrears on each Adjustment Date.

              (C) RISK PARTICIPATION FEE. From the Closing Date, Borrower shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans (based upon their respective Pro Rata Shares), a fee for each Lender Letter of Credit and each Risk Participation Agreement from the date of issuance to the date of termination equal to the average daily aggregate amount of outstanding Risk Participation Liability multiplied by the LIBOR Margin (calculated on a per annum basis) then applicable to the Revolving Loans. Such fee is to be paid in arrears on each Adjustment Date. Borrower shall also reimburse Agent for any and all fees and expenses paid by Agent to the issuer of any letter of credit that is supported by a Risk Participation Agreement.

              (D) COMPUTATION OF INTEREST AND RELATED FEES. Interest on all Loans and all other Obligations and any fees set forth in this subsection 1.2 shall be calculated daily on the basis of a three hundred sixty (360) day year for the actual number of days elapsed in the period during which it accrues. The date of funding a Base Rate Loan and the first day of an Interest Period with respect to a LIBOR Loan shall be included in the calculation of interest. The date of payment of a Base Rate Loan and the last day of an Interest Period with respect to a LIBOR Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) days' interest shall be charged. Interest on all Base Rate Loans is payable in arrears on each Adjustment Date and on the maturity of such Loans, whether by acceleration or otherwise. Interest on LIBOR Loans shall be payable on the last day of the applicable Interest Period, unless the Interest Period is greater than three (3) months, in which case interest will be payable on the last day of each three (3) month interval. In addition, interest on LIBOR Loans is due on the maturity of such Loans, whether by acceleration or otherwise.

              (E) DEFAULT RATE OF INTEREST. At the election of Agent or Requisite Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations (including, to the extent permitted by applicable law, interest on past due interest, but excluding interest not yet due and payable) shall bear interest at a rate that is two percent (2%) in excess of the rates otherwise payable under this Agreement. Furthermore, during any period in which any Event of Default is continuing, as the Interest Periods for LIBOR Loans then in effect expire, such Loans shall be converted into Base Rate Loans and the LIBOR election will not be available to Borrower until all Events of Default are cured or waived.

              (F) EXCESS INTEREST. Under no circumstances will the rate of interest chargeable be in excess of the maximum amount permitted by law. If excess interest is charged and paid in error, then the excess amount will be promptly refunded.

              (G) LIBOR RATE ELECTION. All Loans made on the Closing Date shall be Base Rate Loans and remain so for three (3) days. Borrower may request that Revolving Loans to be made be LIBOR Loans, that outstanding portions of the Term Loan be converted to LIBOR Loans and that all or any portion of a LIBOR Loan be continued as a LIBOR Loan upon expiration of the applicable Interest Period. Any such request will be made by submitting a LIBOR Loan request in the form of
Exhibit 1.2(G). Once given, a LIBOR Loan request shall be irrevocable and Borrower shall be bound thereby. Upon the expiration of an Interest Period, in the absence of a new LIBOR Loan request submitted to Agent not less than three
(3) Business Days prior to the end of such Interest Period, the LIBOR Loan then maturing shall be automatically converted to a Base Rate Loan. There may be no more than six (6) LIBOR Loans outstanding at any one time. Loans which are not the subject of a LIBOR Loan request shall be Base Rate Loans. Agent will notify Lenders, by telephonic or facsimile notice, of each LIBOR Loan request received by Agent not less than two (2) Business Days prior to the first day of the Interest Period of the LIBOR Loan requested thereby.

              1.3 OTHER FEES AND EXPENSES.

              (A) CERTAIN FEES. Borrower shall pay to Heller, individually, on the Closing Date and on each anniversary thereof, the fees specified in that certain letter agreement dated April 9, 1999 between Borrower and Heller.

              (B) LIBOR BREAKAGE FEE. Upon (i) any failure by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower's delivery to Agent of any LIBOR Loan request in respect thereof or
(ii) any payment of a LIBOR Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay Agent, for the benefit of all Lenders, an amount (the "LIBOR Breakage Fee") equal to the amount of any losses, expenses and liabilities (including, without limitation, any loss (including interest paid) in connection with the re-employment of such funds) that any Lender may sustain as a result of such failure or such payment. For purposes of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.

              (C) EXPENSES AND ATTORNEYS FEES. Borrower agrees to promptly pay all reasonable fees, costs and expenses (including those of attorneys) incurred by Agent in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications and waivers.

Borrower agrees to promptly pay all reasonable fees, costs and expenses incurred by Agent and Lenders in connection with any action to enforce any Loan Document or to collect any payments due from Borrower or any other Loan Party. All fees, costs and expenses for which Borrower is responsible under this subsection 1.3(C) shall be deemed part of the Obligations when incurred, payable in accordance with the final two sentences of subsection 1.4 and secured by the Collateral.

              1.4 PAYMENTS. All payments by Borrower of the Obligations shall be made in same day funds and delivered to Agent, for the benefit of Agent and Lenders, as applicable, by wire transfer to the following account or such other place as Agent may from time to time designate.

                   ABA No. 0710-0001-3
                   Account Number 55-00540
                   The First National Bank of Chicago
                   One First National Plaza
                   Chicago, IL  60670
                   Reference: Heller Corporate Finance Group
                              for the benefit of Cherokee International, LLC

Borrower shall receive credit on the day of receipt for funds received by Agent by 1:00 p.m. Chicago time. In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

              Borrower hereby authorizes Lenders to make Revolving Loans, on the basis of their Pro Rata Shares, for the payment of Scheduled Installments, interest, commitment fees, Risk Participation Liability fees, LIBOR Breakage Fees and Risk Participation Liability payments. Prior to an Event of Default, other fees, costs and expenses (including those of attorneys) reimbursable to Agent pursuant to subsections 1.3(A) and (C) or elsewhere in any Loan Document may be debited to the Revolving Loan after fifteen (15) days notice from Agent to Borrower. After the occurrence of an Event of Default, no notice will be required.

              1.5 PREPAYMENTS.

              (A) VOLUNTARY PREPAYMENT OF TERM LOAN. At any time, Borrower may prepay the Term Loan, in whole or in part, but with LIBOR Breakage Fees, if applicable. Payments shall be applied in accordance with subsection 1.5(E) or as otherwise may be agreed by Requisite Lenders.

              (B) PREPAYMENTS FROM EXCESS CASH FLOW. Within one hundred thirty
(130) days after the end of each of its fiscal years, Borrower shall prepay the Term Loan in an amount equal to seventy five percent (75%) of the Excess Cash Flow for such fiscal year determined pursuant to the calculation on Exhibit 1.5(B) provided that, if the Total Indebtedness to EBITDA Ratio for such fiscal year (calculated as specified in Section 1.2(A) on the last day of such fiscal year) is less than 4.00 to 1.00, then said annual mandatory prepayment requirement shall be reduced to 50% of said Excess Cash Flow. The calculation shall be based on the audited financial statements for Borrower. The payments shall be applied in accordance with subsection 1.5(E).

              (C) PREPAYMENTS FROM ASSET DISPOSITIONS. Immediately upon receipt of the Net Proceeds in excess of $1,000,000 for any single transaction or series of related transactions, Borrower shall repay the outstanding principal balance of the Term Loan by the amount of such Net Proceeds. In lieu of prepayment of the Term Loan Borrower or any Subsidiary may elect to reinvest said Net Proceeds of such Asset Disposition, within one year, in productive assets of a kind then used or usable in the business of Borrower and its Subsidiaries. If Borrower does not intend to so reinvest such Net Proceeds or if the period set forth in the immediately preceding sentence expires without Borrower having reinvested such Net Proceeds, Borrower shall prepay the Term Loan in an amount equal to said Net Proceeds (or the remaining portion not so reinvested). The payments shall be applied in accordance with subsection 1.5(E).

              (D) PREPAYMENT FROM ISSUANCE OF SECURITIES. Immediately upon the receipt by Borrower or any of its Subsidiaries of the proceeds of the issuance of equity securities (other than (1) proceeds of the issuance of equity securities received on or before the Closing Date, (2) proceeds from the issuance of equity securities to members of the management of Borrower and per option and other employee plans (not to exceed ten percent (10%) of the membership interests of Borrower) and (3) proceeds of the issuance of equity securities to Borrower or any Subsidiary of Borrower permitted by Section 3.3 hereof), Borrower shall prepay the Term Loan in an amount equal to such proceeds net of underwriting discounts and commissions and other reasonable costs associated therewith, provided that before August 30, 2002, the Borrower may use the net proceeds from the initial issuance of its equity securities which are registered pursuant to the Securities Act of 1933, to prepay in the aggregate up to $35,000,000 of the Subordinated Notes if (x) such prepayment occurs within 120 days of the issuance of such securities (y) no Default or Event of Default has occurred and its continuing, and (z) no Default or Event of Default will occur as a result of the making of such prepayment. Notwithstanding the foregoing no such prepayment shall be required if the proceeds of such issuance are used simultaneously to effect a Permitted Acquisition. The payments shall be applied in accordance with subsection 1.5(E).

              (E) APPLICATION OF PROCEEDS. With respect to the prepayments described in subsections 1.5(A), 1.5(B), 1.5(C) and 1.5(D), such prepayments shall first be applied in payment of the Term Loan pro rata against all remaining Scheduled Installments.

              1.6 MATURITY. All of the Obligations shall become due and payable as otherwise set forth herein, but in any event, all of the remaining Obligations shall become due and payable on the date set forth in clause (c) of the definition of the term "Expiry Date." Until all

Obligations have been fully paid and satisfied, the Revolving Loan Commitment has been terminated and all Lender Letters of Credit and Risk Participation Agreements have been terminated, Agent, for the benefit of Agent and Lenders, shall be entitled to retain the security interests in the Collateral granted under the Security Documents and the ability to exercise all rights and remedies available to them under the Loan Documents and applicable laws; provided, however, that the security interests of the Agent, for the benefit of Agent and Lenders, in the Collateral may be released prior to such time in accordance with
Section 8.2(H).

              1.7 LOAN ACCOUNTS. Agent will maintain loan account records for
(a) all Loans, interest charges and payments thereof, (b) all Risk Participation Liability, (c) the charging and payment of all fees, costs and expenses and (d) all other debits and credits pursuant to this Agreement. The balance in the loan accounts shall be presumptive evidence of the amounts due and owing to Lenders, PROVIDED that any failure by Agent to so record shall not limit or affect the Borrower's obligation to pay. Within five (5) days of the first of each month, Agent shall provide a statement for each loan account setting forth the principal of each account and interest due thereon. Borrower must deliver a written objection within sixty (60) days after receipt of the statement or the statement will be presumptive evidence of the Obligations absent manifest error. During the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply and reapply payments in any manner it deems appropriate.

              1.8 CAPITAL ADEQUACY AND OTHER ADJUSTMENTS.

              (A) In the event that any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrower and Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

              In the case of any LIBOR Loan or requested LIBOR Loan affected by the circumstances described in the immediately preceding paragraph, the Borrower may, if any

LIBOR Loan is then outstanding, require the affected Lender to convert each such LIBOR Loan into a Base Rate Loan at the end of the applicable Interest Period or such earlier time as may be required by law, in each case by giving the Agent notice thereof on the Business Day that the Borrower was notified by the Lender pursuant to the immediately preceding paragraph; PROVIDED, HOWEVER, that all lenders whose LIBOR Loans are affected by the circumstances described in the immediately preceding paragraph shall be treated in the same manner under this paragraph.

              (B) CHANGES IN LAWS. In the event that, subsequent to the Closing Date, (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (3) compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality:

                     (a) does or shall subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Loans made or Lender Letters of Credit or Risk Participation Agreements issued hereunder, or change the basis of taxation of payments to Agent or such Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state, local or foreign taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of tax on the overall net income of Agent or such Lender); or

                     (b) does or shall impose on Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or Participations herein;

and the result of any of the foregoing is to increase the cost to Agent or any such Lender of issuing any Lender Letter of Credit or Risk Participation Agreement or making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Agent or such Lender, upon its demand, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Agent or such Lender with respect to this Agreement or the other Loan Documents. If Agent or such Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower of the event by reason of which Agent or such Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or such Lender to Borrower and Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

       1.9 TAXES.

              (A) NO DEDUCTIONS. Any and all payments or reimbursements made hereunder or under the Notes shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding such taxes imposed on net income (or franchise taxes imposed in lieu of net income taxes), herein "Tax Liabilities"), excluding, however, taxes imposed on the net income of a Lender or Agent. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to any Lender or Agent, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, such Lender or Agent receives an amount equal to the sum it would have received had no such deductions been made ("Additional Amounts").

              (B) Each Lender (including for purposes of this Section 1.9, a Person acquiring a participation in this Agreement) that is not a United States person within the meaning of Section 7701 of the IRC (a "FOREIGN LENDER") shall deliver to Borrower and Agent, no later than the Closing Date (or if such Foreign Lender becomes a party (or a participant) to this Agreement after the Closing Date, the date upon which the Foreign Lender becomes a party hereto), two (2) complete, duly executed original IRS Forms 4224 (or IRS Forms W-8ECI) or IRS Form 1001 (or IRS Forms W-8BEN), or any successors thereto, indicating that such Foreign Lender is on the date of delivery thereof entitled to receive any and all payments from Borrower hereunder or under the Notes free from withholding of United States federal income tax and shall, from time to time, deliver updated or corrected IRS Forms 4224 (or IRS Forms W-8ECI) or IRS Forms 1001 (or IRS Forms W-8BEN), or any successor forms thereto, to Borrower and Agent to the extent and in the manner required under United States federal tax law. Borrower shall not be required to pay any Additional Amounts under this
Section 1.9 as a result of a Foreign Lender's failure to comply with the requirements under this Section 1.9.

              (C) Each Lender agrees that it will (i) take all reasonable actions requested by Borrower that are without cost, risk or an undue administrative burden to such Lender to maintain all exemptions, if any, available to it from withholding taxes (whether available by treaty or existing administrative waiver) and (ii) to the extent reasonable and without cost, risk or an undue administrative burden to it, otherwise cooperate with Borrower to minimize any amounts payable by Borrower under this Section 1.9, including, without limitation, designating another lending office. If the Borrower pays any Tax Liability (including penalties and interest with respect thereto) it shall deliver official tax receipts or certified copies thereof, evidencing that payment to the Lender or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment. If any Lender or the Agent determines that it has received or been granted a credit against or relief or remission for, or repayment of, any taxes paid or payable by it because of any taxes paid or payable by it directly attributable to any taxes, penalties or interest paid by the Borrower and evidenced by such a tax receipt, such Lender or Agent shall, to the extent it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Lender or Agent determines is attributable to such deduction or withholding and which will leave such Lender or Agent (after such payment) in no better or worse position than it would have been in if the Borrower had not been required to make such deduction or withholding. Nothing in this Agreement shall interfere with the right of each Lender and Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to disclose any information relating to its tax affairs or any computations in connection with such taxes.

              1.10 OPTIONAL PREPAYMENT/REPLACEMENT OF LENDERS. Within fifteen
(15) days after receipt by Borrower of written notice and demand from any Lender for payment pursuant to subsection 1.8 or 1.9 or, as provided in subsection 8.3(C), in the case of certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that have been approved by Requisite Lenders (any such Lender demanding such payment or refusing to consent being referred to herein as an "Affected Lender"), Borrower may, at its option, notify Agent and such Affected Lender of its intention to do one of the following:

              (A) Borrower may obtain, at Borrower's expense, a replacement Lender ("Replacement Lender") for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent. In the event Borrower obtains a Replacement Lender that will refinance all outstanding Obligations owed to such Affected Lender and assume its Revolving Loan Commitment hereunder within thirty
(30) days following notice of Borrower's intention to do so, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of subsection 8.1, PROVIDED that Borrower has reimbursed such Affected Lender for any administrative fee payable pursuant to subsection 8.1 and, in any case where such replacement occurs as the result of a demand for payment pursuant to subsection 1.8 or 1.9, paid all amounts required to be paid to such Affected Lender pursuant to subsection 1.8 or 1.9 through the date of such sale and assignment; or

              (B) Borrower may prepay in full all outstanding Obligations owed to such Affected Lender and terminate such Affected Lender's Pro Rata Share of the Revolving Loan Commitment, in which case the Revolving Loan Commitment will be reduced by the amount of such Pro Rata Share. Borrower shall, within ninety
(90) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including, in any case where such replacement occurs as the result of a demand for payment for increased costs, such Affected Lender's increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender's obligations under the Revolving Loan Commitment.

                                    SECTION 2

                              AFFIRMATIVE COVENANTS

              Borrower covenants and agrees that so long as the Revolving Loan Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations to the extent no unsatisfied claim giving rise thereto has been asserted) and termination of all Lender Letters of Credit and Risk Participation Agreements, unless Requisite Lenders shall otherwise give their prior written consent, Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 2 applicable to such Person.

              2.1 COMPLIANCE WITH LAWS AND CONTRACTUAL OBLIGATIONS. Borrower will (a) comply with and will cause each of its Subsidiaries to comply with (i) the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which Borrower or its Subsidiaries are now doing business or may hereafter be doing business and (ii) the obligations, covenants and conditions contained in all Contractual Obligations of Borrower or such Subsidiary, as applicable, other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and will cause each of its Subsidiaries to maintain or obtain, all licenses, qualifications and permits now held or hereafter required to be held by Borrower and its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have a Material Adverse Effect. This subsection 2.1 shall not preclude the Borrower or any Subsidiary from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP. Borrower represents and warrants that as of the date hereof, it (i) is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect other than those laws, rules, regulations, orders and provisions of such Contractual Obligations, the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to above.

              "Contractual Obligations," as applied to any Person, means any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including, without limitation, the Related Transactions Documents.

              2.2 MAINTENANCE OF PROPERTIES; INSURANCE.

              (A) Borrower will maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) all material properties used in the business of Borrower and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses similarly situated and in amounts reasonably acceptable to Agent and will deliver evidence thereof to Agent. Borrower will maintain business interruption insurance providing coverage for a period of at least six months and in an amount not less than $20,000,000. Borrower shall cause Agent, pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to Agent, to be named as lender's loss payee in the case of casualty insurance, additional insured in the case of all liability insurance and assignee in the case of all business interruption insurance, in each case for the benefit of Lenders. Borrower represents and warrants that it and each of its Subsidiaries currently maintains all material properties as set forth above and maintains all insurance described above. In the event Borrower fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may, upon providing reasonable notice to Borrower, purchase insurance at Borrower's expense to protect Agent's interests in the Collateral in such amounts not to exceed the coverage specified herein. The coverage purchased by Agent may not pay any claim made by Borrower or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, Borrower will be responsible for the costs of that insurance, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance Borrower is able to obtain on its own.

              (B) Borrower will maintain or cause to be maintained not less than $10,000,000 of key man life insurance on the life of Ganpat I. Patel, with an insurer acceptable to the Agent, naming the Borrower as beneficiary. If Borrower notifies the Agent that such insurance coverage has become commercially unreasonable, the Agent shall be given the opportunity to obtain replacement insurance for the account of Borrower. If no commercially reasonable replacement insurance can be obtained, than either (i) the Agent shall reduce the amount of required insurance so that the cost thereof is once again commercially reasonable, or (ii) in the absence of a reduction pursuant to clause (i), the Borrower's obligation to maintain such insurance shall be suspended until such time as said insurance once again is commercially reasonable.

              2.3 INSPECTION; LENDER MEETING. Borrower shall permit any authorized representatives of Agent to visit and inspect any of the properties of Borrower or any of its

Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours upon reasonable notice and as often as may be reasonably requested, provided, however, that unless an Event of Default shall have occurred and be continuing, such an inspection shall be at the expense of Agent and Lenders. Representatives of each Lender will be permitted to accompany representatives of Agent during each visit, inspection and discussion referred to in the immediately preceding sentence. Without in any way limiting the foregoing, Borrower will participate and will cause its key management personnel to participate in a meeting with Agent and Lenders once during each year in the absence of any Default or Event of Default and at Lenders' request from time to time following the occurrence and during the continuance of a Default or an Event of Default, which meetings shall be held at such time and such place as may be reasonably requested by Agent.

              2.4 CORPORATE EXISTENCE. Except as otherwise permitted by subsection 3.6, Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business.

              2.5 FURTHER ASSURANCES.

              (A) In addition to the requirements of Section 2.8 hereof, Borrower shall and shall cause each Loan Party to, from time to time, execute such guaranties, financing statements, documents, security agreements and reports as Agent or Requisite Lenders at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents.

              (B) At Agent's or Requisite Lenders' request, Borrower shall cause any Subsidiaries of Borrower promptly to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a perfected, first priority security interest in the real, personal and mixed property of such Subsidiary to secure the Obligations. The documentation for such guaranty or security shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent.

              (C) Borrower shall from time to time take all actions necessary to cause its present and future members or other equity holders to grant to the Agent, for the benefit of Agent and Lenders, a perfected first priority security interest in its membership interests (or other equity interests of Borrower) pursuant to documentation substantially similar to the Loan Documentation executed by the Members concurrently herewith with such modifications as are reasonably requested by Agent, provided that the foregoing shall not be deemed to require a pledge of any equity interests (i) granted pursuant to any employee stock option plan or employment agreement (not to exceed ten percent (10%) of the membership interests of Borrower) or (ii) issued pursuant to the initial issuance of its equity securities which are registered pursuant to the Securities Act of 1933.

              2.6 ENVIRONMENTAL MATTERS. Borrower will, and will cause its Subsidiaries to: (1) obtain and maintain all operating licenses and permits required by environmental authorities; (2) begin, continue and complete any remediation activities as required by any environmental authorities; (3) store or dispose of all hazardous materials in accordance with applicable environmental laws and regulations; and (4) comply with all environmental laws; unless the Borrower's failure to comply with the foregoing could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

              2.7 LICENSES AND PERMITS. Borrower will, and will cause its Subsidiaries to obtain and maintain (1) all licenses and permits and (2) all registrations, filings and issuances of Intellectual Property required in connection with the business of Borrower and its Subsidiaries in full force and effect unless the Borrower's or its Subsidiaries' failure to obtain and maintain any such licenses, permits, registrations, filings and issuances in full force and effect could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

              2.8 SUBSIDIARY SECURITY.

              (A) On the Closing Date, with regard to any Domestic Subsidiary in existence on the Closing Date, and within thirty (30) days of the Borrower creating or acquiring or otherwise having any other Domestic Subsidiary, the Borrower will cause such Domestic Subsidiary to provide and grant to the Agent, for the benefit of the Lenders, a (i) guaranty of the Obligations, and (ii) first priority security interest in the real, personal and mixed property of such Domestic Subsidiary, securing the Obligations and such Domestic Subsidiary's obligations under such guaranty.

              (B) On the Closing Date, with regard to any Foreign Subsidiary in existence on the Closing Date, and within thirty (30) days of the Borrower creating or acquiring or otherwise having any other Foreign Subsidiary, the Borrower will provide, or cause to be provided, to the Agent, for the benefit of the Lenders, as security for the Obligations a perfected, first priority pledge of 65% of the capital stock (or similar equity interest) of each Foreign Subsidiary. If Borrower or any Domestic Subsidiary can at any time pledge more than 66 2/3rds of the capital stock of any Foreign Subsidiary as security for the Obligations, or a Foreign Subsidiary can (i) pledge any notes issued to it by the Borrower or any other Subsidiary, (ii) grant a security interest on its assets to the Agent for the benefit of the Lenders to secure the Obligations, or
(iii) guaranty the Obligations, in each case without causing the undistributed earnings of such Foreign Subsidiary (as determined for Federal income tax purposes) to be treated as a deemed dividend to the Borrower for Federal income tax purposes or without resulting in any other material adverse tax consequences, then Borrower, or such Domestic Subsidiary, as applicable, shall make such pledge and/or such Foreign Subsidiary shall execute and deliver documents sufficient to grant such security interest and/or make such guaranty, as applicable. All grants of security interests, pledges and guaranties contemplated by this Section 2.8 shall be made pursuant to documentation in form and substance reasonably satisfactory to the Agent.

              2.9 POST-CLOSING ITEMS. Within thirty (30) days of the Closing Date the Borrower will deliver to the Agent the items numbered 2 and 3 in the definition of Post-Closing Documents and within sixty (60) days of the Closing Date the Borrower will deliver to the Agent the items numbered 1 and 4 in the definition of Post-Closing Documents.

                                    SECTION 3

                               NEGATIVE COVENANTS

              Borrower covenants and agrees that so long as the Revolving Loan Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations to the extent no unsatisfied claim giving rise thereto has been asserted) and termination of all Lender Letters of Credit and Risk Participation Agreements, unless Requisite Lenders shall otherwise give their prior written consent, Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 3 applicable to such Person.

              3.1 INDEBTEDNESS. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (other than pursuant to a Contingent Obligation) except:

              (A) the Obligations;

              (B) Indebtedness owing: (x) by the Borrower to a Subsidiary; (y) by a Domestic Subsidiary to the Borrower or a Subsidiary; and (z) by a Foreign Subsidiary to the Borrower or any Domestic Subsidiary in an aggregate amount not to exceed $7,500,000; PROVIDED, HOWEVER, that upon the request of Agent at any time, such Indebtedness shall be evidenced by promissory notes having terms reasonably satisfactory to Agent and Requisite Lenders, the sole originally executed counterparts of which shall be delivered to Agent, for the benefit of Agent and Lenders, as security for the Obligations;

              (C) Indebtedness of Borrower evidenced by the Subordinated Notes in the principal amount of $100,000,000 (provided that any such Indebtedness repaid may not be reborrowed);

              (D) Indebtedness not to exceed $7,500,000 in the aggregate at any time outstanding secured by purchase money Liens or incurred with respect to capital leases;

              (E) unsecured Indebtedness not to exceed $5,000,000 in the aggregate at any time outstanding which is subordinated to the Obligations in a manner satisfactory to Agent and Requisite Lenders;

              (F) Indebtedness described on Schedule 3.1, and any extensions, renewals or refinancings of such existing Indebtedness so long as (i) the principal amount of such Indebtedness after such renewal, extension or refinancing shall not exceed the principal amount of such Indebtedness which was outstanding immediately prior to such renewal, extension or refinancing and (ii) such Indebtedness shall not be secured by any assets other than assets securing such indebtedness, if any, prior to such renewal, extension or refinancing;

              (G) Indebtedness constituting obligations to reimburse worker's compensation insurance companies for claims paid by such companies on Borrower's or any of its Subsidiaries' behalf in accordance with the policies issued to Borrower or such Subsidiary of Borrower;

              (H) Indebtedness secured by the Liens permitted by clauses (1) and
(2) of Section 3.2(A);

              (I) Indebtedness of a Subsidiary of Borrower acquired after the Closing Date and Indebtedness of a Person merged or consolidated with or into Borrower or a Subsidiary of Borrower after the Closing Date, which Indebtedness in each case exists at the time of such acquisition, merger or consolidation and was not created or incurred in contemplation of such acquisition, merger or consolidation and where such acquisition, merger or consolidation is not prohibited under this Agreement; and

              (J) Indebtedness in addition to the Indebtedness described in the foregoing clauses (A) through (I) in an aggregate amount not exceeding $2,000,000 at any time outstanding.

              3.2 LIENS AND RELATED MATTERS.

              (A) NO LIENS. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances. "Permitted Encumbrances" means the following:

                     (1) Liens for taxes, assessments or other governmental charges not yet due or payable;

                     (2) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent or which are being diligently contested in good faith in a manner which stays enforcement of such Liens, provided that appropriate provisions shall have been established therefor in accordance with GAAP and the aggregate amount of liabilities secured by such Liens does not exceed $1,000,000 at any time;

                     (3) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974 or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                     (4) deposits, in an aggregate amount not to exceed $500,000, made in the ordinary course of business to secure liability to insurance carriers;

                     (5) Liens for purchase money obligations and capital leases; PROVIDED that: (a) the purchase, construction or refurbishing of the asset subject to any such Lien is permitted under subsection 4.1; (b) the Indebtedness secured by any such Lien is permitted under subsection 3.1; and (c) any such Lien encumbers only the asset so purchased, leased, constructed or refurbished;

                     (6) any attachment or judgment Lien not constituting an Event of Default under subsection 6.1(I);

                     (7) easements, rights of way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

                     (8) any interest or title of a lessor or sublessor under any lease permitted by subsection 4.2;

                     (9) Liens in favor of Agent, for the benefit of Agent and Lenders;

                     (10) Liens existing on the date hereof and renewals and extensions thereof, which Liens are set forth on Schedule 3.2(A)(10) hereto;

                     (11) Liens on the fixed or capital assets of a corporation which becomes a Subsidiary after the date hereof; PROVIDED that (i) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any additional assets of such corporation after the time such corporation becomes a Subsidiary, (iii) the obligations secured thereby would not, when aggregated with existing Indebtedness, cause a violation of Section 3.1(D), and (iv) the obligations secured thereby are not increased;

                     (12) Liens against equipment arising from precautionary UCC financing statement filings regarding operating leases entered into by Borrower or another Loan Party in the ordinary course of business;

                     (13) nonconsensual Liens in favor of banking institutions arising as a matter of law and encumbering the deposits (including right of set-off) held by such banking institutions in the ordinary course of business; and

                     (14) Liens in favor of customs and revenue governmental authorities arising by operation of law.

              (B) NO NEGATIVE PLEDGES. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, except pursuant to (i) licenses and leases entered into in the ordinary course of business or (ii) agreements relating to capital leases or purchase money indebtedness permitted under this Agreement.

              (C) NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO BORROWER. Except as provided herein, Borrower will not and will not permit any of its Subsidiaries directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary's capital stock owned by Borrower or any Subsidiary of Borrower; (2) pay any Indebtedness owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or
(4) transfer any of its property or assets to Borrower or any other Subsidiary, except pursuant to (i) non-assignment provisions of licenses and leases entered into in the ordinary course of business, (ii) agreements relating to capital leases or purchase money indebtedness permitted hereunder, (iii) requirements imposed by applicable law, or (iv) encumbrances or restrictions imposed pursuant to agreements entered into for the sale or disposition of capital stock or assets, to the extent such sale or disposition is not prohibited under this Agreement.

              3.3 INVESTMENTS; JOINT VENTURES. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to make or own any Investment in any Person except:

              (A) Borrower and its Subsidiaries may make and own Investments in Cash Equivalents; PROVIDED that such Cash Equivalents are not subject to setoff rights;

              (B) Borrower and its Subsidiaries may make intercompany loans among themselves to the extent such Indebtedness is permitted pursuant to subsection 3.1(B);

              (C) Borrower and its Subsidiaries may make loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding;

              (D) Borrower and its Subsidiaries may acquire the assets or capital stock of one or more corporations or other Persons (any such acquisition pursuant to this clause, a "PERMITTED ACQUISITION"): (i) if the acquisition is funded by an Acquisition Loan in accordance with subsection 1.1(C); or (ii) if (a) each such acquisition and all transactions related thereto shall be consummated in accordance with applicable requirements of law, (b) the total consideration for any such acquisition shall not exceed $15,000,000, (c) each such acquisition shall, in the case of a Permitted Acquisition of capital stock, result in such corporation or Person becoming a Subsidiary; and (d) each of the conditions set forth in clauses (1), (2), (4), (7), (8), (9) and (10) of subsection 1.1(C) shall have been satisfied with respect thereto; and in the case of acquisitions under both clauses (i) and (ii), and without limiting Section 2.5 hereof, Agent, for the benefit of Lenders, will (a) be granted a first priority perfected security interest (subject only to Permitted Encumbrances) in all assets being acquired pursuant to such Permitted Acquisition (and, in the case of an acquisition involving the purchase of the acquired Person's capital stock, Borrower or its acquiring Subsidiary shall pledge a first priority perfected security interest in all of the shares of capital stock of such acquired Person owned by it (or, with respect to Persons organized in a jurisdiction outside the United States, 65% of the capital stock of such acquired Person owned by it) to Agent for the benefit of Lenders, and shall cause such acquired Person to guarantee the Obligations and to grant to Agent, for the benefit of Lenders, a first priority perfected security interest (subject only to Permitted Encumbrances) in such Person's assets) and (b) be provided such other documents and instruments as Agent shall request to perfect or maintain the perfection of its security interest in said assets and capital stock.

              (E) Borrower and its Subsidiaries may make Investments in Domestic Subsidiaries so long as such Domestic Subsidiary has issued the guarantee, and granted the security interest, contemplated by Section 2.8 hereof;

              (F) Borrower and its Subsidiaries may make Investments in joint ventures in an amount not to exceed $2,000,000, in the aggregate, through the Expiry Date.

              (G) Borrower and its Subsidiaries may acquire and own Investments of any Person received in connection with the bankruptcy or reorganization of suppliers and customers and in connection with the settlement of delinquent obligations of, and disputes with, customers and suppliers arising in the ordinary course of business;

              (H) Investments received in connection with Asset Dispositions or other sales, dispositions or transfers of property not prohibited hereunder;

              (I) Investments existing on the Closing Date and disclosed on
       Schedule 3.3;

              (J) Investments of a Person that becomes a Domestic Subsidiary of Borrower following the Closing Date or is merged or consolidated with or into or transfers all or substantially all of its assets to or is liquidated into Borrower or any Domestic Subsidiary of Borrower; and

              (K) Investments other than those described in the foregoing clauses (A) through (J) if the aggregate amount thereof never exceeds $2,000,000 at any time.

              "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of any beneficial interest in, including stock, partnership interest or other equity securities of, or ownership interest in, any other Person; and (ii) any direct or indirect loan, advance or capital contribution by Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment PLUS the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

              "CASH EQUIVALENTS" means: (i) marketable direct obligations issued or unconditionally guarantied by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof;
(ii) commercial paper maturing no more than one (1) year from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (iii) certificates of deposit or bankers' acceptances maturing within one (1) year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of Borrower's deposits at such institution; and (v) deposits or investments in mutual or similar funds offered or sponsored by brokerage or other companies having membership in the Securities Investor Protection Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of Borrower's deposits at such institution.

              3.4 CONTINGENT OBLIGATIONS. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to create or become or be liable with respect to any Contingent Obligation except:

              (A) Risk Participation Liability;

              (B) those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

              (C) those existing on the Closing Date and described in Schedule
       3.4 annexed hereto;

              (D) those arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

              (E) those arising with respect to customary indemnification obligations incurred in connection with Asset Dispositions;

              (F) those incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding $500,000 in aggregate liability;

              (G) those incurred with respect to Indebtedness permitted by subsection 3.1; and

              (H) any other Contingent Obligation not expressly permitted by clauses (A) through (G) above, so long as any such other Contingent Obligations, in the aggregate at any time outstanding, do not exceed $2,000,000.

              "CONTINGENT OBLIGATION", as applied to any Person, means any direct or indirect liability of that Person: (i) with respect to any indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or (v) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Agent in good faith.

              3.5 RESTRICTED JUNIOR PAYMENTS. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that:

              (A) Borrower may make Permitted Tax Distributions and Permitted Distributions for Pre-Closing Tax Liabilities;

              (B) Wholly-owned Subsidiaries of Borrower may make Restricted Junior Payments to Borrower or wholly-owned Subsidiaries of Borrower.

              (C) Borrower may make any prepayment of the Subordinated Notes permitted by Section 1.5(D);

              (D) Borrower may make payments (but not prepayments) of scheduled interest and principal in accordance with the terms of the Subordinated Notes;

              (E) Borrower may make distributions that are used to repurchase, redeem or otherwise acquire for value any membership interest of the Borrower held by any member of the Borrower's or a Subsidiary's management pursuant to any management equity subscription agreement or stock option agreement or similar agreement, or otherwise upon their death, disability, retirement or termination of employment or departure from the Management of the Borrower or any Subsidiary not in excess of the lesser of (i) $1,000,000 in the aggregate in any twelve month period, or (ii) $5,000,000 in the aggregate since the Closing Date; provided that no Default or Event of Default exists at the time of any such Restricted Junior Payment described in this paragraph (E) or would occur as a result thereof; and

              (F) Contemporaneously with the payment of a Restricted Junior Payment allowed under clause (B) of this Section 3.5, a Subsidiary of Borrower that is not a wholly-owned Subsidiary may make a Restricted Junior Payment to a Person other than Borrower or a wholly-owned Subsidiary of Borrower, provided that (i) no Default or Event of Default exists at the time of such Restricted Junior Payment or would result therefrom and, (ii) the Restricted Junior Payment made to such Person is proportionate to the contemporaneous Restricted Junior Payment made under such clause (B).

              "RESTRICTED JUNIOR PAYMENT" means: (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other equity security of, or ownership interest in, Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or other equity security of, or ownership interest in, Borrower or any of its Subsidiaries now or hereafter outstanding; (iii) any payment or prepayment of interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subordinated to the Obligations; and (iv) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock or other equity security of, or ownership interest in, Borrower or any of its Subsidiaries now or hereafter outstanding.

              3.6 RESTRICTION ON FUNDAMENTAL CHANGES. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to: (a) amend, modify or waive any term or provision of its organizational documents, including without limitation its articles of incorporation, certificates of designation pertaining to preferred stock, by-laws, partnership agreement or members' agreement unless required by law if any such action would have a Material Adverse Effect; (b) enter into any transaction of merger or consolidation except, upon not less than five (5) Business Days prior written notice to Agent, any Subsidiary of Borrower may be merged with or into Borrower (PROVIDED that Borrower is the surviving entity) or any other Subsidiary of Borrower; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except a Subsidiary of Borrower may liquidate wind-up or dissolve if (i) its property is transferred to Borrower or a wholly-owned Subsidiary of Borrower and
(ii) the Loan Party acquiring such property complies with its obligations under
Section 2.5 following such transfer; or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of any other Person, other than Permitted Acquisitions.

              3.7 DISPOSAL OF ASSETS OR SUBSIDIARY STOCK. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to: convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of transactions, any of its property, business or assets, or the capital stock of or other equity interests in any of its Subsidiaries, whether now owned or hereafter acquired, except for (a) bona fide sales of inventory to customers for fair value in the ordinary course of business and dispositions of obsolete equipment not used or useful in the business and (b) Asset Dispositions if all of the following conditions are met:
(i) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $3,000,000 in any fiscal year of Borrower; (ii) the consideration received is at least equal to the fair market value of such assets; (iii) the sole consideration received is cash; (iv) the Net Proceeds of such Asset Disposition are applied as required by subsection 1.5(C); (v) after giving effect to the Asset Disposition and the repayment of Indebtedness with the proceeds thereof, Borrower is in compliance on a pro forma basis with the covenants set forth in Section 4 recomputed for the most recently ended month for which information is available and is in compliance with all other terms and conditions contained in this Agreement; and
(vi) no Default or Event of Default then exists or shall result from such Asset Disposition.

              3.8 TRANSACTIONS WITH AFFILIATES. Except as otherwise specified herein, Borrower will not and will not permit any of its Subsidiaries directly or indirectly to enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of any Loan Party, except (a) as set forth on Schedule 3.8, (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Borrower or any of its Subsidiaries and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person that is not an Affiliate, (c) payment of reasonable compensation to officers and employees for services actually rendered to Borrower or such Subsidiary; (d) payment of reasonable and customary directors' fees and (e) transactions between or among Borrower and wholly-owned Domestic Subsidiaries.

              3.9 CONDUCT OF BUSINESS. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to engage in any business other than businesses of the type conducted by Borrower and its Subsidiaries on the Closing Date and such other businesses as are reasonably related thereto.

              3.10 CHANGES RELATING TO INDEBTEDNESS. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to change or amend the terms of any of (i) its Indebtedness evidenced by the Subordinated Notes if the effect of such change or amendment is to: (a) increase the interest rate on such Indebtedness; (b) change the dates upon which payments of principal or interest are due on such Indebtedness; (c) change any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (d) change the prepayment provisions of such Indebtedness; (e) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Borrower, any of its Subsidiaries or Lenders or (ii) all other of its Indebtedness, if such change or amendment materially adversely affects the rights or remedies of the Lenders.

              3.11 FISCAL YEAR. Neither Borrower nor any Subsidiary of Borrower shall change its fiscal year.

              3.12 PRESS RELEASE; PUBLIC OFFERING MATERIALS. Borrower will not and will not permit any of its Subsidiaries to disclose the name of Agent or any Lender in any press release or in any prospectus, proxy statement or other materials filed with any governmental entity relating to a public offering of the capital stock of any Loan Party (other than the Offering Memorandum for the Subordinated Notes and any proxy statement related thereto), unless required by applicable law.

              3.13 SUBSIDIARIES. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to establish, create or acquire any new Subsidiary, except as permitted by Section 3.3.

              3.14 BANK ACCOUNTS. Borrower will not and will not permit any of its Subsidiaries to establish any new bank accounts without prior written notice to Agent and unless Agent and the bank at which the account is to be opened enter into an agreement in form and substance satisfactory to Agent regarding such bank account.

                                    SECTION 4

                          FINANCIAL COVENANTS/REPORTING

              Borrower covenants and agrees that so long as the Revolving Loan Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations to the extent no unsatisfied claim giving rise thereto has been asserted) and termination of all Lender Letters of Credit and Risk Participation Agreements, unless Requisite Lenders shall otherwise give their prior written consent, Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 4 applicable to such Person.

              4.1 CAPITAL EXPENDITURE LIMITS. Borrower shall not permit the aggregate amount of all Capital Expenditures of Borrower and its Subsidiaries to exceed (the "Capex Limit"): (i) from the Closing Date through and including December 31, 1999, $2,100,000, (ii) for each calendar year after 1999, $4,000,000 annually plus 10% of the amount of EBITDA for such calendar year (and NOT on Pro Forma EBITDA) in excess of $38 million.

              4.2 [INTENTIONALLY OMITTED]

              4.3 FIXED CHARGE COVERAGE. Borrower shall not permit the Fixed Charge Coverage on the last day of any fiscal quarter ending during any of the periods set forth below to be less than the Fixed Charge Coverage set forth below for such period.

                PERIOD                        Minimum Fixed
                                             Charge Coverage

          Closing Date through                  1.05x
          12/31/99
          Thereafter                            1.10x


              "Fixed Charge Coverage" will be calculated as illustrated on
Exhibit 4.6(D).

              4.4 TOTAL INTEREST COVERAGE. Borrower shall not permit the Total Interest Coverage on the last day of any fiscal quarter ending during any of the periods set forth below to be less than the Total Interest Coverage set forth below for such period:

                           PERIOD             Minimum Total
                                            Interest Coverage

           Closing Date through                   1.80x
           12/31/99
           1/1/00 - 6/30/00                       2.10x
           7/1/00 - 12/31/00                      2.25x
           1/1/01 - 12/31/01                      2.50x
           Thereafter                             2.75x


              "Total Interest Coverage" will be calculated as illustrated on
Exhibit 4.6(D).

              4.5 TOTAL INDEBTEDNESS TO PRO FORMA EBITDA RATIO. Borrower shall not permit the Total Indebtedness to Pro Forma EBITDA Ratio calculated as of the last day of any fiscal quarter for any of the periods set forth below to be greater than the Total Indebtedness to Pro Forma EBITDA Ratio set forth below for such period:

                           PERIOD             Maximum Total
                                             Indebtedness to
                                                Pro Forma
                                              EBITDA Ratio

           Closing through 9/30/99                5.25x
           10/1/99 - 12/31/99                     5.00x
           1/1/00 - 6/30/00                       4.50x
           7/1/00 - 12/31/00                      4.00x
           1/1/01 - 6/30/01                       3.50x
           7/1/01 - 12/31/01                      3.25x
           Thereafter                             3.00x


              4.6 FINANCIAL STATEMENTS AND OTHER REPORTS. Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (it being understood that monthly financial statements are not required to have footnote disclosures). Borrower will deliver each of the financial statements and other reports described below to Agent (and each Lender in the case of the financial statements and other reports described in subsections (A), (B), (C), (D), (H),
(J), (K) and (L)).

              (A) MONTHLY FINANCIALS. As soon as available and in any event within thirty (30) days after the end of each month (including the last month of Borrower's fiscal year), Borrower will deliver the consolidated and consolidating balance sheets of Borrower and its Subsidiaries, as at the end of such month, and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such month and for the period from the beginning of the then current fiscal year of Borrower to the end of such month.

              (B) PRICING CERTIFICATE. Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to subsections 4.6(A) above and 4.6(C) below for any month in which a Determination Date occurs, Borrower will deliver a fully and properly completed Pricing Certificate in substantially the form as Exhibit 4.6(B) signed by Borrower's chief executive officer or chief financial officer.

              (C) YEAR-END FINANCIALS. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, Borrower will deliver (1) the consolidated and consolidating balance sheet[S] of Borrower and its Subsidiaries, as at the end of such year, and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such fiscal year, (2) a schedule of the outstanding Indebtedness for borrowed money of Borrower and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan and (3) a report with respect to the consolidated financial statements from a firm of certified public accountants selected by Borrower and reasonably acceptable to Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the "Statement") entitled "Reports on Audited Financial Statements" and such report shall be "Unqualified" (as such term is defined in such Statement).

              (D) COMPLIANCE CERTIFICATE. Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to subsections 4.6(A) and 4.6(C) above, Borrower will deliver a fully and properly completed Compliance Certificate (in substantially the same form as Exhibit 4.6(D)) signed by Borrower's chief executive officer or chief financial officer. "Operating Cash Flow" will be calculated as illustrated on Exhibit 4.6(D).

              (E) ACCOUNTANTS' REPORTS. Promptly upon receipt thereof, Borrower will deliver copies of all significant reports submitted by Borrower's firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of Borrower made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

              (F) BORROWING BASE CERTIFICATE. Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Subsection 4.6(A) above, and from time to time upon the request of Agent, Borrower will deliver a Borrowing Base Certificate (in substantially the same form as Exhibit 4.6(F)) calculated as at the last day of the period to which such financial statements relate.

              (G) MANAGEMENT REPORT. Together with each delivery of a Compliance Certificate for the months of March, June, September and December, Borrower will deliver a management report (1) describing the operations and financial condition of Borrower and its Subsidiaries for the month then ended and the portion of the current fiscal year then elapsed (or for the fiscal year then ended in the case of year-end financials), (2) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent Projections for the current fiscal year delivered pursuant to subsection 4.6(J) and (3) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrower to the effect that such information fairly presents the results of operations and financial condition of Borrower and its Subsidiaries as at the dates and for the periods indicated.

              (H) COLLATERAL VALUE REPORT. Upon the request of Agent, which may be made at any time (but not more often than quarterly) while and so long as an Event of Default shall be continuing, Borrower will obtain and deliver to Agent a report of an independent collateral auditor satisfactory to Agent (which may be, or be affiliated with, a Lender) with respect to the accounts and inventory components included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the accounts (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of Borrower) and inventory (including verification as to the value, location and respective types).

              (I) APPRAISALS. From time to time, Borrower will, at the request of the Agent or any Lender, obtain appraisal reports in form and substance and from appraisers satisfactory to Agent stating the then current market values of all or any portion of the real estate and personal property owned by Borrower or any of its Subsidiaries. Any such appraisal report shall be at the expense of the Lender(s) requesting such appraisal report, provided that the Borrower shall pay for (i) the first such appraisal report requested after the occurrence and during the continuance of a Default or Event of Default and (ii) any such appraisal report required by a Lender or the Agent due to requirements of applicable law or regulations.

              (J) PROJECTIONS. As soon as available and in any event no later than the last day of each of Borrower's fiscal years, Borrower will deliver projections of Borrower and its Subsidiaries for the forthcoming three fiscal years, year by year, and for the forthcoming fiscal year, month by month.

              (K) SEC FILINGS AND PRESS RELEASES. Promptly upon their becoming available, Borrower will deliver copies of (1) all financial statements, reports, notices and proxy statements sent or made available by Borrower or any of its Subsidiaries to their security holders, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (3) all press releases and other statements made available by Borrower or any of its Subsidiaries to the public concerning developments in the business of any such Person.

              (L) EVENTS OF DEFAULT, ETC. Promptly upon any senior executive officer of Borrower obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all notices given or received by Borrower or any of its Subsidiaries with respect to any such event or condition and a certificate of Borrower's chief executive officer specifying the nature and period of existence of such event or condition and what action Borrower has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; (2) any notice that any Person has given to Borrower or any of its Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in subsection 6.1(B); or (3) any event or condition that could reasonably be expected to result in any Material Adverse Effect.

              (M) LITIGATION. Promptly upon any senior executive officer of Borrower obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any property of any Loan Party not previously disclosed by Borrower to Agent or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any property of any Loan Party which, in each case, could reasonably be expected to both have a Material Adverse Effect and result in liability of such Loan Party for amounts which either individually or in the aggregate with all other previously unreported matters is in excess of $1,000,000, Borrower will promptly give notice thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and its counsel to evaluate such matter.

              (N) NOTICE OF CORPORATE AND OTHER CHANGES. Borrower shall provide prompt written notice of (1) all jurisdictions in which a Loan Party becomes qualified after the Closing Date to transact business, (2) any material change after the Closing Date in the authorized and issued capital stock or other equity interests of any Loan Party or any of their respective Subsidiaries or any other material amendment to their charter, by-laws or other organization documents, (3) any Subsidiary created or acquired by any Loan Party after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable, and (4) any other event that occurs after the Closing Date which would cause any of the representations and warranties in Section 5 of this Agreement or in any other Loan Document to be untrue or misleading in any material respect.

              (O) OTHER INFORMATION. With reasonable promptness, Borrower will deliver such other information and data with respect to any Loan Party or any Subsidiary of any Loan Party as from time to time may be reasonably requested by Agent.

              4.7 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Agent pursuant to subsection 4.6 shall be prepared in accordance with GAAP as in effect at the time of such preparation. No "Accounting Changes" (as defined below) shall affect financial covenants, standards or terms in this Agreement; PROVIDED that Borrower shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). "Accounting Changes" means: (a) changes in accounting principles required by GAAP and implemented by Borrower; (b) changes in accounting principles recommended by Borrower's certified public accountants and implemented by Borrower; and (c) changes in carrying value of Borrower's or any of its Subsidiaries' assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (A.P.B. 16 and/or 17 and EITF 88-16 and FASB 109) to the Related Transactions or (ii) as the result of any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma. All such adjustments described in clause (c) above resulting from expenditures made subsequent to the Closing Date (including, but not limited to, capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made.

                                    SECTION 5

                         REPRESENTATIONS AND WARRANTIES

              To induce Agent and Lenders to enter into this Agreement, to make Loans and to issue Lender Letters of Credit and Risk Participation Agreements, Borrower represents and warrants to Agent and each Lender that the following statements are and, after giving effect to the Related Transactions, will be true, correct and complete in all material respects:

              5.1 DISCLOSURE. To Borrower's knowledge, no representation or warranty of Company or any Loan Party contained in this Agreement, the financial statements referred to in subsection 5.5, the other Related Transactions Documents or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents or the Related Transactions Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

              5.2 NO MATERIAL ADVERSE EFFECT. Since December 31, 1998 there have been no events or changes in facts or circumstances affecting Borrower or Cherokee Investor Partners which individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in the attached Schedules.

              5.3 NO DEFAULT. The consummation of the Related Transactions does not and will not violate or conflict with any laws, rules, regulations or orders of any governmental authority or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation of Borrower or any Loan Party except if such violations, conflicts, breaches or defaults have either been waived on or before the Closing Date or could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

              5.4 ORGANIZATION, POWERS, CAPITALIZATION AND GOOD STANDING.

              (A) ORGANIZATION AND POWERS. Each of the Loan Parties is a trust, a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (which jurisdiction is set forth on Schedule 5.4(A)). Each of the Loan Parties has all power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Related Transactions Document to which it is a party and to carry out the Related Transactions.

              (B) CAPITALIZATION. The membership interests of the Borrower and Cherokee Investor Partners are as set forth on Schedule 5.4(B). All issued and outstanding membership interests of the Borrower and Cherokee Investor Partners are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent, for the benefit of Agent and Lenders, and such membership interests were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The membership interests of the Borrower and Cherokee Investor Partners are owned by the Persons and in the amounts set forth on Schedule 5.4(B). No membership interests of the Borrower and Cherokee Investor Partners other than those described above, are issued and outstanding. There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from the Borrower or Cherokee Investor Partners of any membership interests or other securities of any such entity except as set forth on Schedule 5.4(B).

              (C) BINDING OBLIGATION. This Agreement is, and the other Related Transactions Documents when executed and delivered will be, the legally valid and binding obligations of the Loan Parties thereto, each enforceable against each of such parties, as applicable, in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights and general principles of equity.

              (D) QUALIFICATION. The Borrower and Cherokee Investor Partners are each duly qualified and in good standing wherever necessary to carry on their respective business and opera tions, except in jurisdictions in which the failure to be qualified and in good standing could not reasonably be expected to have a Material Adverse Effect. All jurisdictions in which the Borrower and Cherokee Investor Partners are qualified to do business are set forth on
Schedule 5.4(D).

              5.5 FINANCIAL STATEMENTS AND PROJECTIONS. All financial statements concerning the Borrower and its Subsidiaries which have been or will hereafter be furnished to Agent pursuant to this Agreement, including those listed below, have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do or will present fairly the financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended.

              (A) The consolidated balance sheets at December 31, 1998 and the related statement of income of the Borrower and its Subsidiaries, for the fiscal year then ended, audited by Deloitte & Touche LLP.

              (B) The consolidated balance sheet at March 31, 1999 and the related statement of income of Borrower and its Subsidiaries for the three (3) months then ended.

The Projections delivered on or prior to the Closing Date and the updated Projections delivered pursuant to subsection 4.6(J) represent and will represent as of the date thereof the good faith estimate of Borrower and its senior management of the financial conditions and performance of Borrower and its Subsidiaries based on assumptions believed to be reasonable at the time made (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, and that no assurance can be given that the Projections will be realized).

              5.6 INTELLECTUAL PROPERTY. Borrower and each of its Subsidiaries owns, is licensed to use or otherwise has the right to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted that are material to the financial condition, business or operations of Borrower or its Subsidiaries (collectively called "Intellectual Property"). All such Intellectual Property is identified on Schedule 5.6. Except as disclosed in
Schedule 5.6, the use of such Intellectual Property by Borrower and its Subsidiaries does not and has not been alleged by any Person to infringe on the rights of any Person where such infringement could reasonably be expected to have a Material Adverse Effect.

              5.7 INVESTIGATIONS, AUDITS, ETC. To the knowledge of senior management of Borrower, except as set forth on Schedule 5.7, none of the Loan Parties is the subject of any material review or audit by the Internal Revenue Service or any governmental investigation concerning the material violation or possible material violation of any law.

              5.8 EMPLOYEE MATTERS. Except as set forth on Schedule 5.8, (a) none of the Borrower, its Subsidiaries or any of their respective employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of the Borrower or its Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of the Borrower or its Subsidiaries and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of Borrower after due inquiry, threatened between the Borrower or its Subsidiaries and their respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 5.8, neither Borrower nor any of its Subsidiaries is party to an employment contract.

              5.9 SOLVENCY. Borrower: (a) owns and will own assets the value of which as a going concern is (i) greater than the total amount of liabilities (including contingent liabilities) of Borrower and (ii) greater than the amount that will be required to pay the probable liabilities of Borrower's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to Borrower; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

              5.10 YEAR 2000. Borrower and its Subsidiaries have made an assessment of the microchip and computer-based systems and the software used in their business and based upon such assessment believe that they will be "Year 2000 Compliant" by January 1, 2000, except to the extent that the failure to be Year 2000 Compliant by such date would not have a Material Adverse Effect. For purposes of this paragraph, "Year 2000 Compliant" means that all software, embedded microchips and other processing capabilities utilized by, and material to the business operations or financial condition of, Borrower and each Subsidiary, respectively, are able to interpret, store, transmit, receive and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenarios in relation to dates in and after the Year 2000. From time to time, at the request of Agent, Borrower and its Subsidiaries shall provide to Lenders such updated information as is requested regarding the status of its efforts to become Year 2000 Compliant.

              5.11 USE OF PROCEEDS; MARGIN REGULATIONS. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to acquire any margin stock.

                                    SECTION 6

                          DEFAULT, RIGHTS AND REMEDIES

              6.1 EVENT OF DEFAULT. "Event of Default" shall mean the occurrence or existence of any one or more of the following:

              (A) PAYMENT. (1) Failure to pay any installment or other payment of principal of any Loan when due, or to repay Revolving Loans to reduce their balance to the Maximum Revolving Loan Balance or to reimburse Agent for any payment made by Agent under or in respect of any Lender Letters of Credit or Risk Participation Agreements when due or (2) failure to pay, within five (5) days after the due date, any interest on any Loan or any other amount due under this Agreement or any of the other Loan Documents; or

              (B) DEFAULT IN OTHER AGREEMENTS. (1) Failure of Borrower or any of its Subsidiaries to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Loans) or any Contingent Obligations or (2) breach or default of Borrower or any of its Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Loans) or any Contingent Obligations, if the effect of such failure to pay, breach, default or occurrence is to cause or to permit the holder or holders then to cause, Indebtedness and/or Contingent Obligations having an individual principal amount in excess of $1,000,000 or having an aggregate principal amount in excess of $3,000,000 to become or be declared due prior to their stated maturity; or

              (C) BREACH OF CERTAIN PROVISIONS. Failure of Borrower to perform or comply with any term or condition contained in that portion of subsection 2.2 relating to Borrower's obligation to maintain insurance, Section 2.9, Section 3 or Section 4; or

              (D) BREACH OF WARRANTY. Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant to or in connection with any Loan Document is false in any material respect on the date made; or

              (E) OTHER DEFAULTS UNDER LOAN DOCUMENTS. Borrower or any other Loan Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents and such default is not remedied or waived within thirty (30) days after receipt by Borrower of notice from Agent or Requisite Lenders of such default (other than occurrences described in other provisions of this subsection 6.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); or

              (F) INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. (1) A court enters a decree or order for relief with respect to any Loan Party in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against any Loan Party, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party, or over all or a substantial part of its property, is entered; or
(c) an interim receiver, trustee or other custodian is appointed without the consent of any Loan Party, for all or a substantial part of the property of such Loan Party; or

              (G) VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. (1) any Loan Party commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Loan Party makes any assignment for the benefit of creditors; or (3) the any Loan Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 6.1(G); or

              (H) JUDGMENT AND ATTACHMENTS. Any money judgment, writ or warrant of attachment, or similar process involving (1) an amount in any individual case in excess of $1,000,000 or (2) an amount in the aggregate at any time in excess of $3,000,000 (in either case to the extent not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty
(30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or

              (I) DISSOLUTION. (1) Any order, judgment or decree is entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order remains undischarged or unstayed for a period in excess of thirty
(30) days; or (2) any Loan Party voluntarily acts to effect the dissolution or split up of such Loan Party or consents to any order, judgment or decree causing the dissolution or split up of such Loan Party; or

              (J) SOLVENCY. Borrower ceases to be solvent (as represented by Borrower in subsection 5.9) or admits in writing its present or prospective inability to pay its debts as they become due; or

              (K) INJUNCTION. Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business for more than thirty (30) days; or

              (L) ERISA; PENSION PLANS. (1) Borrower or any of its Affiliates fails to make full payment when due of all amounts which, under the provisions of any employee benefit plans or any applicable provisions of the IRC, any such Person is required to pay as contributions thereto and such failure results in or is likely to result in a Material Adverse Effect; or (2) an accumulated funding deficiency in excess of $3,000,000 occurs or exists, whether or not waived, with respect to any such employee benefit plans; or (3) any employee benefit plan loses its status as a qualified plan under the IRC which results in or could reasonably be expected to result in a Material Adverse Effect; or

              (M) INVALIDITY OF LOAN DOCUMENTS. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

              (N) DAMAGE; STRIKE; CASUALTY. Any material damage to, or loss, theft or destruction of, any Collateral, if not covered by insurance, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of Borrower or any of its Subsidiaries, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or

              (O) FAILURE OF SECURITY. Agent, for the benefit of Agent and Lenders, does not have or ceases to have a valid and perfected first priority security interest in the Collateral (subject to Permitted Encumbrances) or any substantial portion thereof to secure the Obligations, in each case, for any reason other than the failure of Agent to take any action within its control; or

              (P) CHANGE IN CONTROL. (1) Cherokee Investor Partners ceases to beneficially own and control, directly or indirectly, free and clear of all Liens, other than Liens in favor of Agent, at least 51% of the membership interests of the Borrower plus any additional membership interests of the Borrower required (without regard to the occurrence of any contingency) to elect or appoint a majority of the members of the management committee of Borrower or
(2) Oaktree Capital Management, LLC, ceases to exercise exclusive management and control free and clear of all Liens of at least 51% of the membership interests of Cherokee Investor Partners plus any additional membership interests of Cherokee Investor Partners required (without regard to the occurrence of any contingency) to elect or appoint a majority of the members of the management committee of Cherokee Investor Partners; or

              (Q) TRUSTS. Any Loan Party which is a trust removes or transfers (through settlement or otherwise) any Collateral from its trust estate without the prior written consent of the Requisite Lenders.

              6.2 SUSPENSION OF COMMITMENTS. Upon the occurrence of any Default or Event of Default, Agent and each Lender without notice or demand, may immediately cease making additional Loans and issuing Lender Letters of Credit and Risk Participation Agreements and cause its obligation to lend its Pro Rata Share of the Revolving Loan Commitment to be suspended; PROVIDED that, in the case of a Default, if the subject condition or event is waived, cured or removed by Requisite Lenders within any applicable grace or cure period, any suspended portion of the Revolving Loan Commitment shall be reinstated. Each Lender may alternatively suspend only a portion of its obligation to lend its Pro Rata Share of the Revolving Loan Commitment.

              6.3 ACCELERATION. Upon the occurrence of any Event of Default described in the foregoing subsections 6.1(F) or 6.1(G), the unpaid principal amount of and accrued interest and fees on the Term Loan and the Revolving Loans, payments under the Lender Letters of Credit and Risk Participation Agreements and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the obligations of Agent and Lenders to make Revolving Loans and issue Lender Letters of Credit and Risk Participation Agreements shall thereupon terminate. Upon the occurrence and during the continuance of any other Event of Default, Agent may, and upon written demand by Requisite Lenders shall, by written notice to Borrower (a) declare all or any portion of the Loans and all or some of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, and the obligations of Agent and Lenders to make Revolving Loans and issue Lender Letters of Credit and Risk Participation Agreements shall thereupon terminate and (b) demand that Borrower immediately deposit with Agent an amount equal to the aggregate outstanding Risk Participation Liability to enable Agent to make payments under the Lender Letters of Credit and Risk Participation Agreements when required and such amount shall become immediately due and payable.

              6.4 PERFORMANCE BY AGENT. Upon the occurrence of an Event of Default, if Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Agent may perform or attempt to perform such covenant, duty or agreement on behalf of Borrower after the expiration of any cure or grace periods set forth herein. In such event, Borrower shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in subsection 1.2(E) from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Loan Document.

              6.5 FINANCIAL COVENANT DEFAULTS. In the event of a violation of any of the financial covenants set forth in Sections 4.3, 4.4 and 4.5 herein, unless the Requisite Lenders have waived such violation in writing, during the 15-day period immediately following the day on which Borrower was required to deliver to Agent the financial statements and certificates for the quarter with respect to which a violation occurred: (a) the Lenders shall not be required to make any Loans to Borrower; (b) the Agent may not accelerate the repayment of the Loans unless there exists any other Event of Default that has not been cured or waived in writing by the Requisite Lenders; (c) the Requisite Lenders may at their option exercise their right to impose default interest as provided for in this Agreement; and (d) Borrower may cure any such financial covenant default by arranging for its shareholders or other Persons to make an equity contribution of cash to Borrower in an amount necessary to bring Borrower into compliance with all financial covenants as of the last day of the quarter as of which a violation occurred; provided, however, that the cure right set forth in this clause (d) may only be exercised twice in any one calendar year and may only be exercised four times prior to the Expiry Date. Any such equity contribution shall be applied as a prepayment, to be applied first in prepayment of the Term Loan, pro rata against all remaining scheduled installments, and if the Term Loan shall have been repaid in full, then in prepayment of the Revolving Loan. For purposes of this Section 6.5 only, any such equity contribution of cash made within the 15-day period described above shall be considered to constitute additional EBITDA during the immediately preceding quarter. In the event Borrower does not cure all financial covenant violations as provided in this Section 6.5, there shall exist an Event of Default unless waived by the Requisite Banks in writing.

                                    SECTION 7

                               CONDITIONS TO LOANS

              The obligations of Lenders to make Loans and of Agent to issue Lender Letters of Credit and Risk Participation Agreements are subject to satisfaction of all of the applicable conditions set forth below.

              7.1 CONDITIONS TO INITIAL LOANS. The obligations of Lenders to make the initial Loans and of Agent to issue any Lender Letters of Credit and Risk Participation Agreements on the Closing Date are, in addition to the conditions precedent specified in subsection 7.2, subject to (a) receipt by the Borrower of the gross proceeds of the Subordinated Notes in an amount not less than $100,000,000, (b) evidence satisfactory to the Agent that the Members have contributed an amount not less than $70,000,000 as equity in Cherokee Investor Partners, and (c) the delivery of all documents listed on Schedule 7.1, all in form and substance satisfactory to Agent. For purposes of determining compliance with the conditions specified above, each Lender shall be deemed to be satisfied with or to have consented to, approved or accepted each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such lender prior to the Closing Date specifying its objection thereto and such Lender shall not have made available to the Agent such lender's Pro Rata Share of the Loans, Lender Letters of Credit or Risk Participation Agreements made or issued on the Closing Date.

              7.2 CONDITIONS TO ALL LOANS. The obligations of Lenders to make Loans and of Agent to issue Lender Letters of Credit and Risk Participation Agreements on any date ("Funding Date") are subject to the further conditions precedent set forth below.

              (A) Agent shall have received, in accordance with the provisions of subsection 1.1, a notice requesting an advance of a Revolving Loan or issuance of a Lender Letter of Credit or Risk Participation Agreement. No notice shall be required for Loans made or Lender Letters of Credit or Risk Participation Agreements issued on the Closing Date.

              (B) The representations and warranties contained in Section 5 of this Agreement and elsewhere herein and in the Loan Documents shall be (and each request by Borrower for a Loan or a Lender Letter of Credit and Risk Participation Agreement shall constitute a representation and warranty by Borrower that such representations and warranties are) true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date and taking into account any amendments to the Schedules or Exhibits as a result of any disclosures made in writing by Borrower to Agent after the Closing Date and approved by Agent in writing.

              (C) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated (or notice requesting issuance of a Lender Letters of Credit and Risk Participation Agreement) that would constitute an Event of Default or a Default.

              (D) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making any Loan or Agent from issuing any Lender Letter of Credit or Risk Participation Agreement.

                                    SECTION 8

                          ASSIGNMENT AND PARTICIPATION

              8.1 ASSIGNMENTS AND PARTICIPATIONS IN LOANS AND NOTES. Each Lender (including Heller) may from time to time assign, subject to the terms of an Assignment and Acceptance Agreement, its rights and delegate its obligations under this Agreement to another Person, PROVIDED that (a) such Lender (excluding Heller) shall first obtain the written consent of Agent and, unless a Default or Event of Default shall have occurred and be continuing, Borrower, which consent shall not be unreasonably withheld or delayed; (b) the Pro Rata Share of the Revolving Loan Commitment and Term Loan being assigned shall in no event be less than the lesser of (i) $5,000,000 and (ii) the entire amount of the Pro Rata Share of the Revolving Loan Commitment and Term Loan of the assigning Lender; and (c) upon the consummation of each such assignment the assigning Lender shall pay Agent an administrative fee of $3,500. The approval of the Agent and the administrative fee referred to in clause (c) of the preceding sentence shall not apply to an assignment from a Lender to an affiliate of such Lender. In the case of an assignment authorized under this subsection 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were an initial Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Pro Rata Share of the Revolving Loan Commitment or assigned portion thereof. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender."

              Each Lender (including Heller) may sell participations in all or any part of its Pro Rata Share of the Revolving Loan Commitment and the Term Loan to another Person, PROVIDED that (a) such Lender (excluding Heller) shall first obtain the prior written consent of Agent, which consent shall not be unreasonably withheld; and (b) any such participation shall be in a minimum amount of $5,000,000. Notwithstanding any such sale by a Lender of participating interests to a participant, such Lender's rights and obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement (except as expressly provided below), and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Borrower agrees that if any Obligations are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence and during the continuance of an Event of Default, each participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that such right of setoff shall be subject to the obligations of such participant to share with the Lenders, and the Lenders agree to share with such participant, as provided in Section 8.4. Borrower also agrees that each participant shall be entitled to the benefits of subsections
1.8 and 1.9, such benefits being a direct obligation of Borrower to each Participant. Each Lender agrees that any agreement between such Lender and any such participant in respect of such participating interest shall not restrict such Lender's right to agree to any amendment, supplement, waiver or modification to this Agreement or any other Loan Document, except where the result of any of the foregoing would be to (i) reduce the principal amount, interest rate or fees payable with respect to any Loan in which such holder participates; (ii) increase the aggregate principal amount of the Loans; (iii) change the percentage of Lenders which shall be required for Lenders or any of them to take any action hereunder; (iv) release all or substantially all of the Collateral (except if the sale, disposition or release of such Collateral is permitted under subsection 3.7 or 8.2 or any other Loan Document); (v) amend or waive this subsection 8.1 or the definitions of the terms used in this subsection 8.1 insofar as the definitions affect the substance of this subsection 8.1; (vi) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document;
(vii) change the form in which interest is required to be paid; and (viii) increase any advance rate set forth in the Borrowing Base Certificate.

              Except as otherwise provided in this subsection 8.1 no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of a participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender. Each Lender may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to the provisions of subsection 9.13.

              Borrower agrees that it will use commercially reasonable efforts to assist and cooperate with Agent and any Lender in any manner reasonably requested by Agent or such Lender to effect (i) the initial syndication of the Obligations and (ii) any increase in the Revolving Loan Commitments or restructuring of this Agreement, including without limitation assistance in the preparation of appropriate disclosure documents or placement memoranda.

              Agent shall provide Borrower with written notice of the name and address of any new Lender after the date hereof.

              Notwithstanding anything contained in this Agreement to the contrary, so long as the Requisite Lenders shall remain capable of making LIBOR Loans, no Person shall become a "Lender" hereunder unless such Person shall also be capable of making LIBOR Loans.

              8.2 AGENT.

              (A) APPOINTMENT. Each Lender hereby designates and appoints
Heller as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders' consent be obtained in certain instances as provided in subsections 8.2, 8.3 and 9.2. Agent agrees to act as such on the express conditions contained in this subsection 8.2. The provisions of this subsection 8.2 are solely for the benefit of Agent and Lenders and neither Borrower nor any Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Loan Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

              (B) NATURE OF DUTIES. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrower, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein). If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the Requisite Lenders have instructed Agent to act or refrain from acting pursuant hereto.

              (C) RIGHTS, EXCULPATION, ETC. Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable with respect to its own gross negligence or willful misconduct. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Requisite Lenders or all of the Lenders, as applicable. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement, the Notes, or any of the other Loan Documents in accordance with the instructions of Requisite Lenders.

              (D) RELIANCE. Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

              (E) INDEMNIFICATION. Lenders will reimburse and indemnify
Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, reasonable attorneys' fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under this Agreement or any of the Loan Documents, in proportion to each Lender's Pro Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrower; PROVIDED, HOWEVER, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent's gross negligence or willful misconduct. If any indemnity furnished to Agent for any purpose shall, in the reasonable opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The obligations of Lenders under this subsection 8.2(E) shall survive the payment in full of the Obligations and the termination of this Agreement.

              (F) HELLER INDIVIDUALLY. With respect to its obligations under the Revolving Loan Commitment, the Loans made by it, and the Notes issued to it, Heller shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include Heller in its individual capacity as a Lender or one of the Requisite Lenders. Heller may lend money to, acquire equity or other ownership interests in, and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as Agent pursuant hereto.

              (G) SUCCESSOR AGENT.

                     (1) RESIGNATION. Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (2) below or as otherwise provided below.

                     (2) APPOINTMENT OF SUCCESSOR. Upon any such notice of resignation pursuant to clause (1) above, Requisite Lenders shall, upon receipt of Borrower's prior consent which shall not be unreasonably withheld, appoint a successor Agent. If a successor Agent shall not have been so appointed within the thirty (30) Business Day period, referred to in clause (1) above, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Requisite Lenders, upon receipt of Borrower's prior written consent which shall not be unreasonably withheld, appoint a successor Agent as provided above. Such successor Agent shall be a commercial bank or financial institution organized or licensed under the laws of the United States or any state thereof, having combined capital and surplus of at least One Hundred Million Dollars ($100,000,000).

                     (3) SUCCESSOR AGENT. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent's resignation as Agent under the Loan Documents, the provisions of this subsection 8.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

              (H) COLLATERAL MATTERS.

                     (1) RELEASE OF COLLATERAL. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any property covered by the Security Documents
(i) upon termination of the Revolving Loan Commitment and payment and satisfaction of all Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted);
(ii) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry); (iii) constituting property leased to Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower to be, renewed or extended; or (iv) in accordance with the provisions of the succeeding sentence. Agent may release or compromise any Collateral and the proceeds thereof having a value not greater than ten percent (10%) of the total book value of all Collateral, either in a single transaction or in a series of related transactions, with the consent of Requisite Lenders, PROVIDED that in no event will Agent, acting under the authority granted to it pursuant to this sentence, release or compromise Collateral or the proceeds thereof having a total book value in excess of twenty percent (20%) of the book value of all Collateral, as determined by Agent, during any calendar year.

                     (2) CONFIRMATION OF AUTHORITY; EXECUTION OF RELEASES. Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by Lenders (as set forth in subsection 8.2(H)(1)), each Lender agrees to confirm in writing, upon request by Agent or Borrower, the authority to release any property covered by the Security Documents conferred upon Agent under clauses (i) through (iii) of subsection 8.2(H)(1). Upon receipt by Agent of confirmation from the requisite percentage of Lenders required by subsection 8.2(H)(1), if any, of its authority to release or compromise any particular item or types of property covered by the Security Documents, and upon at least ten (10) Business Days prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release or compromise of the Liens granted to Agent, for the benefit of Agent and Lenders, upon such Collateral, PROVIDED that (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release or compromise of such Liens without recourse or warranty, and (ii) such release or compromise shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party, in respect of), all interests retained by any Loan Party, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the property covered by the Security Documents.

                     (3) ABSENCE OF DUTY. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Security Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this subsection 8.2(H) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Security Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in property covered by the Security Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, PROVIDED that Agent shall exercise the same care which it would in dealing with loans for its own account.

              (I) AGENCY FOR PERFECTION. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent's security interest in assets which, in accordance with ARTICLE 9 of the Uniform Commercial Code in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor, shall deliver such Collateral to Agent or in accordance with Agent's instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any collateral security for the Loans unless instructed to do so by Agent, it being understood and agreed that such rights and remedies may be exercised only by Agent.

              (J) DISSEMINATION OF INFORMATION. Agent will use its best efforts to provide Lenders with any information received by Agent from Borrower or any other Loan Party which is required to be provided to a Lender hereunder, PROVIDED that Agent shall not be liable to Lenders for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct.

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

              8.3 AMENDMENTS, CONSENTS AND WAIVERS FOR CERTAIN ACTIONS.

              (A) Except as otherwise provided in this subsection 8.3, in subsection 9.2 or in any Assignment and Acceptance Agreement and except as to matters set forth in other subsections hereof or in any other Loan Document as requiring only Agent's consent, the consent of Requisite Lenders and Borrower will be required to amend, modify, terminate, or waive any provision of this Agreement or any of the other Loan Documents.

              (B) In the event Agent requests the consent of a Lender and does not receive a written consent or denial thereof within ten (10) Business Days after such Lender's receipt of such request, then such Lender will be deemed to have denied the giving of such consent.

              (C) If, in connection with any proposed amendment, modification, termination or waiver of any of the provisions of this Agreement as contemplated by clauses (a) through (i) of the first proviso of subsection 9.2, the consent of Requisite Lenders is obtained but the consent of one or more other Lenders whose consent is required is not obtained, then Borrower shall have the right, so long as all non-consenting Lenders are treated as described in clauses (A) or (B) below, to either (A) replace each such non-consenting Lender with one or more Replacement Lenders pursuant to subsection 1.10(A) so long as each such Replacement Lender consents to the proposed amendment, modification, termination or waiver or (B) terminate such non-consenting Lender's Pro Rata Share of the Revolving Loan Commitment and prepay in full its Obligations to such non-consenting Lender, in accordance with subsection 1.10(B).

              8.4 SET OFF AND SHARING OF PAYMENTS. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all
(A) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall, to the extent the amount of any such set off exceeds its Pro Rata Share of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such excess to the Agent for the benefit of all Lenders in accordance with their Pro Rata Shares.

              8.5 DISBURSEMENT OF FUNDS. Agent may, on behalf of Lenders, disburse funds to Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan before Agent disburses same to Borrower. If Agent elects to require that each Lender make funds available to Agent, prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone or telecopy of the amount of such Lender's Pro Rata Share of the Loan requested by Borrower no later than 1:00 p.m. Chicago time on the Funding Date applicable thereto, and each such Lender shall pay Agent such Lender's Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent's account on such Funding Date. If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Agent's demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent. Any repayment required pursuant to this subsection 8.5 shall include interest at the rate applicable to such Loan, but shall be without premium or penalty. Nothing in this subsection 8.5 or elsewhere in this Agreement or the other Loan Documents, including without limitation the provisions of subsection 8.6, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

              8.6      DISBURSEMENTS OF ADVANCES; PAYMENT.

              (A) REVOLVING LOAN ADVANCES, PAYMENTS AND SETTLEMENTS; INTEREST AND FEE PAYMENTS.

                       (1) The Revolving Loan balance may fluctuate from day to day through Agent's disbursement of funds to, and receipt of funds from, Borrower. In order to minimize the frequency of transfers of funds between Agent and each Lender notwithstanding terms to the contrary set forth in Section 1 or subsection 8.5, Revolving Loan advances and payments will be settled among Agent and Lenders according to the procedures described in this subsection 8.6. Notwithstanding these procedures, each Lender's obligation to fund its portion of any advances made by Agent to Borrower will commence on the date such advances are made by Agent. Such payments will be made by such Lender without set-off, counterclaim or reduction of any kind.

                       (2) On the second (2nd) Business Day of each week, or more frequently (including daily), if Agent so elects (each such day being a "Settlement Date"), Agent will advise each Lender by telephone or telecopy of the amount of each such Lender's Pro Rata Share of the Revolving Loan balance as of the close of business of the (2nd) second Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Lender's required Pro Rata Share of the Revolving Loan balance to such Lender's actual Pro Rata Share of the Revolving Loan balance as of any Settlement Date, the party from which such payment is due will pay the other, in same day funds, by wire transfer to the other's account not later than 3:00 p.m. Chicago time on the Business Day following the Settlement Date.

                     (3) For purposes of this subsection 8.6(A)(3), the following terms and conditions will have the meanings indicated:

                     (a) "Daily Loan Balance" means an amount calculated as of the end of each calendar day by subtracting (i) the cumulative principal amount paid by Agent to a Lender on a Loan from the Closing Date through and including such calendar day, from (ii) the cumulative principal amount on a Loan advanced by such Lender to Agent on that Loan from the Closing Date through and including such calendar day.

                     (b) "Daily Interest Rate" means an amount calculated by dividing the interest rate payable to a Lender on a Loan (as set forth in subsection 1.2) as of each calendar day by three hundred sixty
         (360).

                     (c) "Daily Interest Amount" means an amount calculated by multiplying the Daily Loan Balance of a Loan by the associated Daily Interest Rate on that Loan.

                     (d) "Interest Ratio" means a number calculated by dividing the total amount of the interest on a Loan received by Agent with respect to the immediately preceding month by the total amount of interest on that Loan due from Borrower during the immediately preceding month.

On the Business Day immediately following its receipt of an interest payment from Borrower (each such date an "Interest Settlement Date"), Agent will advise each Lender by telephone, telex, or telecopy of the amount of such Lender's Pro Rata Share of interest and fees on each of the Loans as of the end of the last day of the immediately preceding month. Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender, by wire transfer to such Lender's account (as specified by such Lender on the signature page of this Agreement or the applicable Assignment and Acceptance Agreement, as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Assignment and Acceptance Agreement) not later than 3:00 p.m. Chicago time on the next Business Day following the Interest Settlement Date, such Lender's Pro Rata Share of interest and fees on each of the Loans. Such Lender's Pro Rata Share of interest on each Loan will be calculated for that Loan by adding together the Daily Interest Amounts for each calendar day of the prior month for that Loan and multiplying the total thereof by the Interest Ratio for that Loan. Such Lender's Pro Rata Share of each of the commitment fee described in subsection 1.2(B) and the Risk Participation Liability fee described in subsection 1.2(C) shall be paid and calculated in a manner consistent with the payment and calculation of interest as described in this subsection 8.6(A).

              (B) TERM LOAN PRINCIPAL PAYMENTS. Payments of principal of the Term Loan will be settled on the date of receipt if received by Agent on the first Business Day of a month and

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

on the Business Day immediately following the date of receipt if received by Agent on any day other than the first Business Day of a month.

              (C) AVAILABILITY OF LENDER'S PRO RATA SHARE.


                     (1) Unless Agent shall have received notice from a Lender prior to a Funding Date that such Lender will not make available its Pro Rata Share of a Loan requested by Borrower, Agent may assume that such Lender has made such amount available to Agent on the Business Day following the next Settlement Date. If a Lender has not in fact made its Pro Rata Share available to the Agent on such date, then such Lender and Borrower severally agree to pay to Agent forthwith on demand such amount without set-off, counterclaim or deduction of any kind, together with interest thereon, for each day from and including the Business Day following such Settlement Date to but excluding the date of payment to Agent, at (a) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation or (b) in the case of Borrower, the interest rate applicable under this Agreement with respect to such Loan. Until any such amount is paid to Agent, Agent shall not be obligated to submit to such Lender any payment made by Borrower to Agent with respect to any Loan or any fees or other payments with respect thereto.

                     (2) Nothing contained in this subsection 8.6(C) will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights Agent or Borrower may have against such Lender as a result of any default by such Lender under this Agreement.

                     (3) Without limiting the generality of the foregoing, each Lender shall be obligated to fund its Pro Rata Share of any Revolving Loan made after any Event of Default or acceleration of the Obligations with respect to any draw on a Lender Letter of Credit or a Risk Participation Agreement.

              (D) RETURN OF PAYMENTS

                     (1) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind together with interest thereon, for each day from and including the date such amount is made available by Agent to such Lender to but excluding the date of repayment to Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.

                     (2) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other person pursuant to any requirement of law, court order or otherwise, then, notwithstanding any other term or condition

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

of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.


                                    SECTION 9

                                  MISCELLANEOUS

              9.1 INDEMNITIES. Borrower agrees to indemnify, pay, and hold Agent, each Lender and their respective officers, directors, employees, agents, and attorneys (the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and claims of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of its being a party to this Agreement or the transactions consummated pursuant to this Agreement; PROVIDED that Borrower shall have no obligation to an Indemnitee hereunder with respect to liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction. This subsection and other indemnification provisions contained within the Loan Documents shall survive the termination of this Agreement.

              9.2 AMENDMENTS AND WAIVERS. Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any of the other Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders (or Agent, if expressly set forth herein, in any Note or in any other Loan Document) and the applicable Loan Party; PROVIDED, that except to the extent permitted by the applicable Assignment and Acceptance Agreement, no amendment, modification, termination or waiver shall, unless in writing and signed by (i) each Lender affected by such amendment, modification, termination or waiver, in the case of subclauses (a) and (b) below and (ii) all the Lenders, in the case of subclauses
(c) through (i) (both inclusive) below, do any of the following: (a) increase any Lender's Pro Rata Share of the Revolving Loan Commitment; (b) reduce the principal of, rate of interest on or fees payable with respect to any Loan; (c) extend the Expiry Date, extend the date on which any Scheduled Installment is to be paid or extend any date fixed for any payment of interest or fees or reduce the amount of any scheduled payment; (d) change the percentage of Lenders which shall be required for Lenders or any of them to take any action hereunder; (e) release all or substantially all of the Collateral (except if the sale, disposition or release of such Collateral is permitted under subsection 3.7 or
8.2 or any other Loan Document); (f) amend or waive this subsection 9.2 or the definitions of the terms used in this subsection 9.2 insofar as the definitions affect the substance of this subsection 9.2; (g) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document; (h) change the form in which interest is required to be paid; (i) increase the advance rates set forth in the Borrowing Base Certificate; and (j) permit any Restricted Junior Payment, the proceeds of which are intended to be used, directly or indirectly, by a Member in payment of all or a portion of its obligations under the Purchase Agreement; and PROVIDED, FURTHER, that no amendment, modification, termination or waiver affecting the rights or duties of Agent under any Loan Document shall in any event be effective, unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on Borrower or any other Loan Party in any case shall entitle Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 9.2 shall be binding upon each holder of the Notes at the time outstanding, each future holder of the Notes, and, if signed by a Loan Party, on such Loan Party.

              9.3 NOTICES. Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Chicago time, or the next Business Day if after 4:00 p.m.; (c) if delivered by overnight courier, two (2) days after delivery to the courier properly addressed; or (d) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed.

                  Notices shall be addressed as follows:

         If to Borrower:                  Cherokee International, LLC
                                          2841 Dow Avenue
                                          Tustin, CA  92680
                                          ATTN: Rita Patel
                                          Telecopy:         (714) 508-5888

         With a copy to:                  Cherokee Investor Partners LLC
                                          12121 Wilshire Blvd., Suite 1375
                                          Los Angeles, CA  90025
                                          ATTN: Ian Schapiro
                                          Telecopy:         (310) 442-0540

         If to Agent or Heller:           HELLER FINANCIAL, INC.
                                          500 West Monroe Street
                                          Chicago, Illinois  60661
                                          ATTN:  Account Manager

                                          Corporate Finance Group
                                          Telecopy:         (312) 441-7367


         With a copy to:                  HELLER FINANCIAL, INC.
                                          500 West Monroe Street
                                          Chicago, Illinois 60661
                                          ATTN:  Legal Department
                                          Corporate Finance Group
                                          Telecopy:         (312) 441-7367


         If to a Lender:                  To the address set forth on the
                                          signature page hereto or in the
                                          applicable Assignment and
                                          Acceptance Agreement

              9.4 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

              9.5 MARSHALLING; PAYMENTS SET ASIDE. Neither Agent nor any Lender shall be under any obligation to marshall any assets in payment of any or all of the Obligations. To the extent that Borrower makes payment(s) or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

              9.6 SEVERABILITY. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

              9.7 LENDERS' OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their

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

sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

              9.8 HEADINGS. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

              9.9 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

              9.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Borrower may not assign its rights or obligations hereunder without the written consent of all Lenders.

              9.11 NO FIDUCIARY RELATIONSHIP. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to Borrower by Agent or any Lender.

              9.12 CONSTRUCTION. Agent, each Lender and Borrower acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agent, each Lender and Borrower.

              9.13 CONFIDENTIALITY. Agent and each Lender agree to exercise their best efforts to keep any non-public information delivered pursuant to the Loan Documents confidential from Persons other than those employed by or engaged by Agent or such Lender and those employed by or engaged by Agent's or such Lender's assignees or participants, or potential assignees or participants. This subsection shall not apply to disclosures required to be made by Agent or any Lender to any regulatory or governmental agency or pursuant to legal process.

              9.14 CONSENT TO JURISDICTION. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON-CONVENIENS. BORROWER HEREBY WAIVES PERSONAL

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

SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

              9.15 WAIVER OF JURY TRIAL. BORROWER, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. BORROWER, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, AGENT AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

              9.16 SURVIVAL OF WARRANTIES AND CERTAIN AGREEMENTS. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans, issuances of Lender Letters of Credit and Risk Participation Agreements and the execution and delivery of the Notes. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 1.3(C), 1.8, 1.9 and 9.1 shall survive the payment of the Loans.

              9.17 ENTIRE AGREEMENT. This Agreement, the Notes and the other Loan Documents referred to herein embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.

              9.18 COUNTERPARTS; EFFECTIVENESS. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

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                                   SECTION 10

                                   DEFINITIONS

              10.1 CERTAIN DEFINED TERMS. The terms defined below are used in this Agreement as so defined. Terms defined in the preamble, recitals and text of this Agreement are used in this Agreement as so defined.

              "AFFILIATE" means any Person: (a) directly or indirectly controlling, controlled by, or under common control with, Borrower; (b) directly or indirectly owning or holding ten percent (10%) or more of any equity interest in Borrower; or (c) ten percent (10%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by Borrower. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

              "AGENT" means Heller in its capacity as agent for the Lenders under this Agreement and each of the other Loan Documents and any successor in such capacity appointed pursuant to subsection 8.2.

              "AGREEMENT" means this Credit Agreement (including all schedules and exhibits hereto), as the same may from time to time be amended, restated, supplemented or otherwise modified.

              "ASSET DISPOSITION" means the disposition whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise of any of the following: (a) any of the capital stock or other equity or ownership interest of any of Borrower's Subsidiaries or (b) any or all of the assets of Borrower or any of its Subsidiaries other than sales of inventory in the ordinary course of business.

              "ASSIGNMENT AND ACCEPTANCE AGREEMENT" means an agreement among Agent, a Lender and such Lender's assignee regarding their respective rights and obligations with respect to assignments of the Loans, the Revolving Loan Commitment and other interests under this Agreement and the other Loan Documents.

              "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as amended from time to time or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect and all rules and regulations promulgated thereunder.

              "BORROWER" shall have the meaning ascribed to that term in the preamble of this Agreement.

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

              "BUSINESS DAY" means (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the Commonwealth of Pennsylvania or the State of Illinois, or is a day on which banking institutions located in any such states are closed and (b) with respect to all notices, determinations, fundings and payments in connection with Loans bearing interest at the LIBOR, any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in U.S. Dollar deposits in the applicable interbank LIBOR market.

              "CHEROKEE INVESTOR PARTNERS" means Cherokee Investor Partners L.L.C., a Delaware limited liability company.

              "CLOSING DATE" means April 30, 1999.

              "COLLATERAL" means, collectively: (a) all capital stock and other property pledged pursuant to the Security Documents; (b) all "Collateral" as defined in the Security Documents; (c) all real property mortgaged pursuant to the Security Documents; and (d) any property or interest provided in addition to or in substitution for any of the foregoing.

              "DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

              "DOMESTIC SUBSIDIARY" means a Subsidiary of the Borrower organized in a jurisdiction within the United States of America.

              "EXPIRY DATE" means the earlier of (a) the suspension (subject to reinstatement) of the Lenders' obligations to make Revolving Loans pursuant to subsection 6.2, (b) the acceleration of the Obligations pursuant to subsection 6.3 or (c) April 30, 2005.

              "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100th of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100th of 1%) of the quotations for such day for such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

              "FOREIGN SUBSIDIARY" means any Subsidiary of the Borrower which is not a Domestic Subsidiary.

              "GAAP" means generally accepted accounting principles as set forth in statements from Auditing Standards No. 69 entitled "The Meaning of 'Present Fairly in Conformance with Generally Accepted Accounting Principles in the Independent Auditors Reports'" issued by the

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

Auditing Standards Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

              "INDEBTEDNESS" as applied to any Person, means: (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money;
(d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument; and (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

              "INDENTURE" means that certain Indenture, dated as of April 30, 1999, by and among Cherokee International, LLC and Cherokee International Finance, Inc., as Issuers, and Firstar Bank of Minnesota, N.A., as Trustee.

              "IRC" means the Internal Revenue Code of 1986, as amended from time to time and all rules and regulations promulgated thereunder.

              "LENDER" OR "LENDERS" means Heller and each other financial institution listed on the signature pages hereof together with its their successors and permitted assigns pursuant to subsection 8.1.

              "LIEN" means any lien, mortgage, pledge, security interest, charge, encumbrance or governmental levy or assessment of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement and any lease in the nature thereof), and any agreement to give any lien, mortgage, pledge, security interest, charge or encumbrance.

              "LOAN" OR "LOANS" means an advance or advances under the Revolving Loan Commitment or the Term Loan.

              "LOAN DOCUMENTS" means this Agreement, the Notes, the Security Documents and all other instruments, documents and agreements executed by or on behalf of any Loan Party and delivered concurrently herewith or at any time hereafter to or for the benefit of Agent or any Lender in connection with the Loans and other transactions contemplated by this Agreement, all as amended, restated, supplemented or modified from time to time.

              "LOAN PARTY" means, collectively, any of the Members, Borrower, Borrower's Subsidiaries and any other Person (other than Agent and each Lender) which is or becomes a party to any Loan Document or any Person which succeeds, voluntarily or involuntarily to the rights

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

or obligations of any Loan Party under any Loan Document or with respect to any property subject to a Loan Document.

              "MATERIAL ADVERSE EFFECT" means (a) a material adverse effect upon the business, operations, properties, assets or financial condition of Borrower or any of its Subsidiaries or (b) the impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or of Agent or any Lender to enforce any Loan Document or collect any of the Obligations. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

              "MEMBERS" means the members of the Borrower, as of the Closing Date, including without limitation, Cherokee Investor Partners.

              "NET PROCEEDS" means cash proceeds received by Borrower or any of its Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (a) the costs of such sale, lease, transfer or other disposition (including any transfer, sales or similar taxes and any United States federal, state, local and foreign income or franchise taxes, in each case incurred, as a direct result of such sale, lease or transfer) and (b) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien on the asset or property disposed.

              "NOTE" OR "NOTES" means one or more of the promissory notes of Borrower substantially in the form of Exhibit 10.1(A).

              "OBLIGATIONS" means all obligations, liabilities and indebtedness of every nature of each Loan Party from time to time owed to Agent or any Lender under the Loan Documents including the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable whether before or after the filing of a proceeding under the Bankruptcy Code by or against Borrower, any of its Subsidiaries or any other Loan Party.

              "PERMITTED DISTRIBUTIONS FOR PRE-CLOSING TAX LIABILITIES" means distributions in accordance with the Purchase Agreement made by the Borrower to certain of its Members to cover such Member's income tax liability attributable to income of the Borrower for the period from January 1, 1999 through the Closing Date.

              "PERMITTED TAX DISTRIBUTIONS" means, for any calendar year (or portion thereof), a pro rata cash distribution by the Borrower to the Members equal to (i) the amount of taxable income allocated to the Member of the Borrower (the "Reference Member") with the greatest

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

share of the Borrower's taxable income (taking into consideration any prior losses of the Borrower allocated to such Member to the extent such losses have not been previously used to reduce such Member's allocable share of taxable income of the Borrower for purposes of determining a Permitted Tax Distribution) for such period multiplied by (ii) the applicable income tax rate (as defined below) and, thereafter, (iii) divided by the Reference Member's Percentage Interest (the "Tax Amount"), minus any aggregate amounts previously distributed to the Members under this definition for such period. Permitted Tax Distributions for estimated taxes of the Members may be made on or about the last day of March, May, August and December of each year in an amount not to exceed twenty-five percent (25%) of the Tax Amount for the calendar year as estimated from time to time, in a writing delivered to the Agent by the chief financial officer of the Borrower or other person serving in a similar capacity. Notwithstanding the foregoing, to the extent Permitted Tax Distributions for estimated taxes for any calendar year (or portion thereof) exceed the Tax Amount for such period (an "Excess Tax Distribution"), Permitted Tax Distributions (including Permitted Tax Distributions for estimated taxes) shall be reduced until the Excess Tax Distribution is recovered. For purposes of this definition, "applicable income tax rate" shall mean the highest marginal individual Federal income tax rate imposed on ordinary income plus the highest marginal individual California income tax rate; PROVIDED, HOWEVER, that the highest marginal individual California income tax rate shall be appropriately reduced to reflect the deductibility of such taxes from Federal taxable income.

              "PERSON" means and includes natural persons, corporations, limited liability companies, limited partnerships, limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

              "POST-CLOSING DOCUMENTS" means (1) a pledge agreement, stock power and all other documents necessary for the Agent to obtain, for the benefit of Agent and Lenders, a perfected first priority security interest in the stock of Borrower's Subsidiary in India,(2) a landlord waiver and consent for each of Borrower's facilities in Tustin, CA, in form and substance acceptable to Agent,
(3) bank agency agreements with each institution at which Borrower and its Domestic Subsidiaries maintain depository accounts, and (4) a partial release of the lien filed against the Patel Family Trust with respect to the membership interest of the Borrower held by such trust.

              "PRO FORMA" means the unaudited consolidated and consolidating balance sheet[s] of Borrower and its Subsidiaries prepared in accordance with GAAP as of the Closing Date after giving effect to the Related Transactions. The Pro Forma is annexed hereto as Schedule 10.1(A).

              "PRO RATA SHARE" means (a) with respect to a Lender's obligation to lend a portion of the Term Loan and receive payments of interest and principal with respect thereto, the percentage obtained by dividing (i) such Lender's commitment to make a portion of the Term

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

Loan, as set forth on the signature page of this Agreement opposite such Lender's signature or in the most recent Assignment and Acceptance Agreement, if any, executed by such Lender, by (ii) all such commitments of all Lenders to make the Term Loan, (b) with respect to a Lender's obligation to make Revolving Loans and receive payments of interest and principal with respect thereto (and with respect to the related commitment fee described in subsection 1.2(B)) and with respect to a Lender's obligation to share in Risk Participation Liability (and with respect to the related Risk Participation Liability fee described in subsection 1.2(C)), the percentage obtained by dividing (i) such Lender's commitment to make Revolving Loans, as set forth on the signature page of this Agreement opposite such Lender's signature or in the most recent Assignment and Acceptance Agreement, if any, executed by such Lender, by (ii) all such commitments of all Lenders to make Revolving Loans and (c) with respect to all other matters (including without limitation the indemnification obligations arising under subsection 8.2(E)), the percentage obtained by dividing (i) the sum of the then outstanding portion of the Term Loan which was funded by such Lender, PLUS the commitment of such Lender to make Revolving Loans, as set forth on the signature page of this Agreement opposite such Lender's signature or in the most recent Assignment and Acceptance Agreement, if any, executed by such Lender, by (ii) the sum of the then outstanding Term Loan, PLUS the aggregate Revolving Loan Commitment.

              "PROJECTIONS" means Borrower's forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary basis on a consistent basis with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

              "PURCHASE AGREEMENT" means that certain Unit Purchase Agreement dated as of March 31, 1999 by and among Cherokee Investor Partners, as Purchaser, and each of the members of Cherokee International, LLC, as Sellers.

              "RELATED TRANSACTIONS" means the transactions contemplated by the Purchase Agreement and the documents relating thereto, the Indenture and the transactions related thereto (including the funding of the Subordinated Notes), the execution and delivery of the Related Transaction Documents, the funding of all Loans on the Closing Date, and the payment of all fees, costs and expenses associated with all of the foregoing.

              "RELATED TRANSACTIONS DOCUMENTS" means the Loan Documents and all other agreements, instruments and documents executed or delivered in connection with the Related Transactions.

              "REQUISITE LENDERS" means Lenders having (a) sixty-six and two-thirds percent (66-2/3%) or more of the sum of the Revolving Loan Commitment and the outstanding principal balance of the Term Loan or, (b) if the Revolving Loan Commitment has been terminated, sixty-six and two-thirds percent (66-2/3%) or more of the aggregate outstanding principal balance of the Loans.

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

              "RISK PARTICIPATION LIABILITY" means, as to each Lender Letter of Credit and each Risk Participation Agreement, all reimbursement obligations of Borrower to the issuer of the Lender Letter of Credit or to the issuer of the letter of credit with respect to the transaction for which the Risk Participation Agreement was executed and delivered, consisting of
(a) the amount available to be drawn or which may become available to be drawn; (b) all amounts which have been paid and made available by the issuing bank to the extent not reimbursed by Borrower, whether by the making of a Revolving Loan or otherwise; and (c) all accrued and unpaid interest, fees and expenses with respect thereto. For purposes of determining the outstanding amount of Risk Participation Liability, the maximum amount potentially owing under any Risk Participation Agreement will be considered outstanding unless the bank which is the beneficiary of such Risk Participation Agreement reports daily activity to Agent showing actual outstanding letters of credit subject to such Risk Participation Agreement in which event the outstanding amount of Risk Participation Liability shall be the amount of such actual outstanding letters of credit from time to time.

              "SECURITY DOCUMENTS" means all instruments, documents and agreements executed by or on behalf of any Person to guaranty or provide collateral security with respect to the Obligations including, without limitation, any security agreement or pledge agreement, any guaranty of the Obligations, any mortgage or deed of trust, and all instruments, documents and agreements executed pursuant to the terms of the foregoing.

              "SUBORDINATED NOTES" means the $100,000,000 Cherokee International, LLC, Cherokee International Finance, Inc., 10 1/2% Senior Subordinated Notes, Due 2009, issued pursuant to the Indenture.

              "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

              10.2 OTHER DEFINITIONAL PROVISIONS. References to "Sections", "subsections", "Exhibits" and "Schedules" shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 10.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other gender; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and

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

other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

                  Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

                                        Cherokee International, LLC

                                        By:  /s/ IAN SHAPIRO
                                           -----------------------------
                                          Title: Vice President
                                                ------------------------

                                        HELLER FINANCIAL, INC., as
                                        Agent and a Lender



                                        By:  /s/ PAT HENAHAN
                                           -----------------------------
                                          Title: Senior Vice President

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

Commitment to make                      FLEET CAPITAL CORPORATION
Revolving Loans:
$5,000,000


Percentage of Revolving                 By:  /s/ ALISA G. FREDERICK
Loan Commitment:                         -------------------------------
20%                                              Alisa G. Frederick
                                                 Senior Vice President

Commitment to make
Term Loan:
$10,000,000


Percentage of Term Loan:
20%


Address: 15260 Ventura Boulevard
         Suite 400
         Sherman Oaks, CA 91403
         Attn: Nancy E. Foote, Vice President
         Telecopy: (818) 382-4292

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

Commitment to make                      FINOVA CAPITAL CORPORATION
Revolving Loans:
$3,333,333


Percentage of Revolving                 By:  /s/ BRUCE J. METTEL
Loan Commitment:                         -------------------------------
13 1/3%                                          Bruce J. Mettel
                                                 Authorized Signer

Commitment to make
Term Loan:
$6,666,667


Percentage of Term Loan:
13 1/3%


Address: 355 S. Grand Avenue
         Suite 2400
         Los Angeles, CA 90071
         Attn: Jason Ito, Director
         Telecopy: (213) 625-8147
         Attn: Bruce Mettel, Director
         Telecopy: (312) 322-7250

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

Commitment to make                      KEY CORPORATE CAPITAL INC.
Revolving Loans:
$3,333,333


Percentage of Revolving                 By:  /s/ JAY R. MCKENNEY
Loan Commitment:                         -------------------------------
13 1/3%                                          Vice President


Commitment to make
Term Loan:
$6,666,667


Percentage of Term Loan:
13 1/3%


Address: 66 South Pearl Street
         6th Floor
         Albany, NY 12207
         Attn: Jay R. McKenney,
               Vice President
         Telecopy: (518) 488-5199

Commitment to make                      U.S. BANK
Revolving Loans:
$3,333,334


Percentage of Revolving                 By:  /s/ GERALD L. SORENSEN
Loan Commitment:                         -------------------------------
13 1/3%                                   Title: Senior Vice President


Commitment to make
Term Loan:
$6,666,666


Percentage of Term Loan:
13 1/3%


Address: 1420 5th Avenue
         11th Floor
         Seattle, WA 98101
         Attn: Gerald L. Sorensen,
               Senior Vice President
         Telecopy: (206) 344-2340

                         LIST OF EXHIBITS AND SCHEDULES
                         ------------------------------

EXHIBITS

Exhibit 1.2(G)                      -       LIBOR Loan Request
Exhibit 1.5(B)                      -       Excess Cash Flow Certificate
Exhibit 4.6(B)                      -       Quarterly Pricing Certificate
Exhibit 4.6(D)                      -       Compliance Certificate
Exhibit 4.6(F)                      -       Borrowing Base Certificate
Exhibit 10.1(A)                     -       Notes


SCHEDULES

Schedule 3.1                        -       Existing Debt
Schedule 3.2(A)(10)                 -       Liens
Schedule 3.3                        -       Existing Investments
Schedule 3.4                        -       Contingent Obligations
Schedule 3.8                        -       Affiliate Transactions
Schedule 3.9                        -       Business Description
Schedule 5.4(A)                     -       Jurisdictions of Organization
Schedule 5.4(B)                     -       Capitalization
Schedule 5.4(D)                     -       Foreign Qualifications
Schedule 5.6                        -       Intellectual Property
Schedule 5.7                        -       Investigations and Audits
Schedule 5.8                        -       Employee Matters
Schedule 7.1                        -       List of Closing Documents
Schedule 10.1(A)                    -       Pro Forma
Schedule 10.1(B)                    -       Indebtedness to be Repaid